Exhibit 10.10

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO SIGILON THERAPEUTICS, INC. IF PUBLICLY DISCLOSED.

EXECUTION VERSION

RESEARCH COLLABORATION

AND EXCLUSIVE LICENSE AGREEMENT

BY AND BETWEEN

SIGILON THERAPEUTICS, INC.

and

ELI LILLY AND COMPANY

April 2, 2018

i

Table of Contents

(continued)

ii

Table of Contents

(continued)

iii

RESEARCH COLLABORATION AND
EXCLUSIVE LICENSE AGREEMENT

This RESEARCH COLLABORATION AND EXCLUSIVE LICENSE AGREEMENT (this “Agreement”) is entered into as of April 2, 2018 (the “Effective Date”) by and between Sigilon Therapeutics, Inc. (“Sigilon”), a Delaware corporation having a place of business at 100 Binney Street, Suite 600, Cambridge, MA 02142 and Eli Lilly and Company, an Indiana corporation having a place of business at Lilly Corporate Center, Indianapolis, Indiana 46285 (“Lilly”).  Each of Sigilon and Lilly is sometimes referred to individually herein as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, Sigilon is a biopharmaceutical company which owns or otherwise controls patent rights and know-how for the encapsulation of therapeutic cells in novel biomaterial microspheres for the delivery of such cells to patients;

WHEREAS, Lilly is a pharmaceutical company having expertise in the discovery, development and commercialization of innovative human pharmaceutical products, including products for the treatment of diabetes;

WHEREAS, the Parties wish to collaborate in the development of products that are intended for use in the Field based upon the use of Sigilon’s proprietary technology to deliver islet cells, including the conduct by Sigilon of activities under a Research Plan (as defined below) and the conduct by Lilly of clinical development and commercialization of such products in the Territory (as defined below); and

WHEREAS contemporaneous with this Agreement, the Parties are also entering into that certain Stock Purchase Agreement pursuant to which Lilly shall purchase from Sigilon and Sigilon shall sell and issue to Lilly shares of its capital stock;

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the Parties hereto, intending to be legally bound, hereby agree as follows:

1.                                      DEFINITIONS

Whenever used in this Agreement with an initial capital letter, the terms defined in this Article 1 shall have the meanings specified herein and therein.

1.1                               “AAA” is defined in Section 15.1.2.

1.2                               “Acquirer” is defined in Section 15.8.

1.3                               “Additional Cost” is defined in Section 4.1.4(c).

1.4                               “Adverse Event” means any untoward medical occurrence in a Clinical Trial subject or patient who is administered a Licensed Product, whether or not considered related to such Licensed Product, including any undesirable sign (including abnormal laboratory findings of clinical concern), symptom or disease associated with the use of such Licensed Product.

1.5                               “Affiliate” means, with respect to either Party, any Person that directly or indirectly controls, is controlled by or is under common control with such Party; for purposes of this definition, the term “control” (including, with correlative meaning, the terms “controlled by” or “under common control with”) means direct or indirect ownership of more than fifty percent (50%), including ownership by trusts with substantially the same beneficial interests, of the voting and equity rights of such Person, firm, trust, corporation, partnership or other entity or combination thereof, or the power to direct the management of such Person, firm, trust, corporation, partnership or other entity or combination thereof; provided however, that with respect to Sigilon, Affiliate shall not include Flagship Pioneering or any Person (other than Sigilon or any of its subsidiaries) controlled (as defined in this Section 1.5) by Flagship Pioneering.

1.6                               “Agreement” is defined in the Preamble.

1.7                               “Alliance Manager” is defined in Section 3.7.

1.8                               “Annual Net Sales” means the cumulative worldwide Net Sales of an applicable Licensed Product in a given Calendar Year.

1.9                               “Applicable Laws” means any national, international, federal, state or local laws, treaties, statutes, ordinances, rules and regulations, including any rules, regulations, guidance, guidelines or requirements of any Regulatory Authority, national securities exchange or securities listing organization, that are in effect from time to time during the Term and apply to a particular activity or Party hereunder.

1.10                        “Bankruptcy Code” means, as applicable, (a) the U.S. Bankruptcy Code, as amended from time to time, and the rules and regulations and guidelines promulgated thereunder or (b) the applicable bankruptcy laws of any other country or competent Governmental Authority, as amended from time to time, and the rules and regulations and guidelines promulgated thereunder.

1.11                        “BLA” means a Biologics License Application, as defined in the FDCA and regulations promulgated thereunder, or any successor application or procedure required to sell the Licensed Product in the United States.

1.12                        “BPCI Act” means the Biologics Price Competition and Innovation Act.

1.13                        “Calendar Quarter” means the period beginning on the Effective Date and ending on the last day of the calendar quarter in which the Effective Date falls, and thereafter each successive period of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31; provided, that, the final Calendar Quarter shall end on the last day of the Term.

1.14                        “Calendar Year” means the period beginning on the Effective Date and ending on December 31 of the calendar year in which the Effective Date falls, and thereafter each successive period of twelve (12) months commencing on January 1 and ending on December 31; provided, that, the final Calendar Year shall end on the last day of the Term.

1.15                        “Cell Line Agreement” is defined in Section 7.1.1(b).

1.16                        “Cell Line IP” is defined in Section 7.1.3.

1.17                        “Cell Line Provider” is defined in Section 7.1.1(a).

1.18                        “Challenge” means with respect to any Patent Rights licensed by a Party to the other Party under this Agreement, to challenge the validity, patentability or enforceability of such Patent Rights in whole or in part, or otherwise oppose any such Patent Rights.

1.19                        “Claim” means a Sigilon Indemnity Claim or a Lilly Indemnity Claim, as applicable.

1.20                        “Clinical Trial” means a Phase I Clinical Trial, a Phase II Clinical Trial, a Phase III Clinical Trial, a Pivotal Trial, or a combination of two or more of the foregoing.

1.21                        “Change of Control” means, with respect to a Party, (a) a merger or consolidation of such Party with a Third Party that results in the voting securities of such Party outstanding immediately prior thereto, or any securities into which such voting securities have been converted or exchanged, ceasing to represent at least fifty percent (50%) of the combined voting power of the surviving entity or the parent of the surviving entity immediately after such merger or consolidation, (b) a transaction or series of related transactions in which a Third Party, together with its Affiliates, becomes the beneficial owner of fifty percent (50%) or more of the combined voting power of the outstanding securities of such Party or (c) the sale or other transfer to a Third Party of all or substantially all of such Party’s assets or all or substantially all of such Party’s assets to which this Agreement relates.

1.22                        “Combination Licensed Product” is defined in Section 1.102.

1.23                        “Commercialization” or “Commercialize” means any and all activities directed to the offering for sale and sale of a Licensed Product including activities directed to marketing, promoting, detailing, distributing, importing, selling and offering to sell that Licensed Product, and seeking pricing approvals and reimbursement approvals (in each case, as and to the extent applicable) for that Licensed Product in the Territory, and interacting with Regulatory Authorities regarding the foregoing.  When used as a verb, “to Commercialize” and “Commercializing” means to engage in Commercialization and “Commercialized” has a corresponding meaning.

1.24                        “Commercially Reasonable Efforts” means the effort, expertise and resources normally [***] in the development or commercialization of a comparable pharmaceutical product controlled by [***] which is of similar market potential at a similar stage of development or commercialization in light of issues of safety and efficacy, product profile, the competitiveness of the marketplace, the proprietary position of the compound, platform, or product, the regulatory structure involved, the profitability of the applicable products, product reimbursement and other relevant strategic and commercial factors normally considered [***] in making product portfolio decisions. For purposes of clarity. Commercially Reasonable Efforts will be determined on an

Indication-by-Indication (if needed) and country-by-country basis within the Territory, and it is anticipated that the level of effort may be different for different Indications and countries and may change over time, reflecting changes in the status of the Licensed Product and the Indications and country(ies) involved.

1.25                        “Competing Acquirer” is defined in Section 15.8.3.

1.26                        “Competing Acquisition” is defined in Section 15.8.3.

1.27                        “Competing Generic” is defined in Section 8.3.2(d).

1.28                        “Competing Licensed Product” is defined in Section 2.4.1.

1.29                        “Compliance” shall mean the adherence by the Parties in all material respects to all Applicable Laws and Party Specific Regulations, in each case with respect to the activities to be conducted under this Agreement.

1.30                        “Confidential Information” means (a) with respect to Sigilon, all information, including Sigilon Know-How, and Sigilon’s Proprietary Materials; and (b) with respect to Lilly, all information, including Lilly Know-How (including Cell Line IP), and all Lilly’s Proprietary Materials, that are, in either case, disclosed or provided by or on behalf of a Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) or to any of the employees, directors or agents of, or consultants to, the Receiving Party; provided, that, none of the foregoing shall be deemed Confidential Information if: (1) as of the date of disclosure, it is known to the Receiving Party or its Affiliates as demonstrated by contemporaneous credible written documentation, other than by virtue of a prior confidential disclosure to such Receiving Party; (2) as of the date of disclosure it is in the public domain, or it subsequently enters the public domain through no fault of the Receiving Party; (3) it is obtained by the Receiving Party from a Third Party having a lawful right to make such disclosure free from any obligation of confidentiality to the Disclosing Party of which the Receiving Party should be reasonably aware; or (4) it is independently developed by or for the Receiving Party without reference to or use of any Confidential Information of the Disclosing Party as demonstrated by contemporaneous credible written documentation.  For clarity, any combination of Confidential Information shall not be considered in the public domain or in the possession of the Receiving Party merely because individual elements of such Confidential Information are in the public domain or in the possession of the Receiving Party unless the combination and its principles are in the public domain or in the possession of the Receiving Party. Notwithstanding anything herein to the contrary, (i) the terms of this Agreement shall constitute Confidential Information of each Party, and (ii) Confidential Information Controlled by Sigilon or any of its Affiliates to the extent relating solely to a Licensed Product (and not only to the Encapsulation Material contained therein) or the exploitation thereof (“Product Information”), shall be deemed to be Confidential Information of Lilly (and Lilly the Disclosing Party, and Sigilon the Receiving Party, with respect thereto and regardless of the Party initially disclosing or Controlling the same).

1.31                        “Content” is defined in Section 9.2.1.

1.32                        “Control” or “Controlled” means (a) with respect to Know-How or Patent Rights, the possession by a Party of the right to grant a license or sublicense to such Know-How or Patent

Rights as provided herein without violating the terms of any agreement or arrangement with any Third Party, and without violating any Applicable Laws and (b) with respect to Proprietary Materials, the possession by a Party of the right to supply such Proprietary Materials to the other Party as provided herein without violating the terms of any agreement or arrangement with any Third Party, and without violating any Applicable Laws.

1.33                        “Cover” or “Covered” means, with respect to a Licensed Product or component thereof, that the manufacture, use, offer for sale, sale, import or export of such Licensed Product or component thereof in a particular country by an unlicensed Third Party would infringe a Valid Claim.

1.34                        “CTA” means: (a) a clinical trial application or any successor application or procedure required to initiate clinical testing of a Licensed Product in humans in the Territory and (b) all supplements and amendments to any of the foregoing.

1.35                        “Development” or “Develop” means, with respect to a Licensed Product, all non-clinical and clinical drug development activities that are not Sigilon Research Activities through and including the performance of Clinical Trials with respect to that Licensed Product, and the preparation and filing of Regulatory Filings and all regulatory affairs related to the foregoing.  When used as a verb, “Developing” means to engage in Development and “Developed” has a corresponding meaning.  For clarity, “Development” shall not include any Commercialization activities.

1.36                        “Differentiation Protocols” is defined in Section 7.1.1(a).

1.37                        “Disclosing Party” is defined in Section 1.30.

1.38                        “Disputed Matter” is defined in Section 3.6.

1.39                        “DMF” means a Drug Master File maintained with a Regulatory Authority in any country within the Territory.

1.40                        “Drug Approval Application” means, with respect to a Licensed Product in any country in the Territory, an application for Marketing Authorization for such Licensed Product in such country, including a BLA or a counterpart of a BLA (or the equivalent filing(s) outside of the United States) in any country in the Territory and all renewals, supplements and amendments to any of the foregoing.

1.41                        “Effective Date” is defined in the Preamble.

1.42                        “Eli Lilly and Company Animal Care and Use Requirement for Animal Researchers and Suppliers” has the meaning set forth in Section 4.2.4.

1.43                        “EMA” means the European Medicines Agency or any successor agency or authority thereto.

1.44                        “Encapsulation Material” means, with respect to a given Licensed Product, the specific formulation for encapsulating Islet Cells [***] derived from the Encapsulation Technology and incorporated into a Licensed Product.

1.45                        “Encapsulation Technology” means Sigilon’s polymer chemistry platform comprising: (i) [***] with (ii) [***] for administration to humans or animals, including any improvements or enhancements.

1.46                        “European Union” or “EU” means the countries of the European Union as constituted on the Effective Date (including the United Kingdom).

1.47                        “Executive Officers” means the Chief Executive Officer of Sigilon and for Lilly, prior to the first dosing of a patient in a Pivotal Trial, the President of Lilly Research, and following the first dosing of a patient in a Pivotal Trial, the President of Lilly’s Diabetes Business Unit, or such other employee of Lilly as Lilly’s Executive Officer designates.

1.48                        “Existing Licensed Product” is defined in Section 12.3(d).

1.49                        “FCPA” is defined in Section 4.2.2.

1.50                        “FDA” means the United States Food and Drug Administration, or any successor agency or authority thereto.

1.51                        “FDCA” means the United States Federal Food, Drug, and Cosmetic Act, as amended.

1.52                        “Field” means the treatment or prevention of diabetes mellitus ([***]).

1.53                        “First Commercial Sale” means, with respect to any Licensed Product in any country in the Territory, the date of the first sale, transfer or disposition by Lilly, an Affiliate or Sublicensee to a Third Party in that country after Marketing Authorization for the Licensed Product has been received in that country; provided, that, the following shall not constitute a First Commercial Sale: (a) any sale, transfer or disposition of a Licensed Product at no more than a de minimis charge for academic research, preclinical, clinical, or regulatory purposes; (b) any sale, transfer or disposition of a Licensed Product in connection with any patient assistance programs or for a bona fide charitable purpose, including compassionate use or “named patient sales” or to physicians or hospitals for promotional purposes (including free samples to a level and in an amount which is customary in the industry or which is reasonably proportional to the market for such Licensed Product); or (c) any sale, transfer or disposition of a Licensed Product for use in Clinical Trials, pre-clinical studies or other research or Development activities.

1.54                        “Force Majeure” means any occurrence beyond the reasonable control of a Party that prevents or substantially interferes with the performance by such Party of any of its obligations hereunder, including by reason of any act of God, flood, fire, explosion, earthquake, casualty or accident, or war, revolution, civil commotion, act of terrorism, blockage or embargo, or any injunction, law, order, proclamation, regulation, ordinance, demand or requirement of any government or of any subdivision, authority or representative of any such government.

1.55                        “FTE” means, with respect to an individual, the equivalent of the work of one (1) employee (which might include temporary workers) of the total work force being utilized by a Party to perform its obligations under the Agreement) working full time under this Agreement for one (1) year (consisting of at least a total of [***] per year (excluding vacations and holidays)).  Overtime, and work on weekends, holidays and the like (collectively or individually, the “Overtime Work”) will not be counted with any multiplier (e.g., time-and-a-half or double time) toward the number of hours that are used to calculate the FTE contribution, and such Overtime Work will not be considered at all for any employees paid on a salaried basis.  One FTE may constitute work performed by an individual whose time is dedicated solely to an individual development or commercial activity hereunder, or may comprise the efforts of several individuals, each of whom dedicates only part of his or her time to work on an individual development or commercial activity hereunder.  In no event shall a single individual account for more than one full FTE (i.e., 1.0 FTE) in any Calendar Year, whether dedicated solely to activities under this Agreement or in part to activities under this Agreement and in part to activities outside of this Agreement.

1.56                        “FTE Rate” means, for the period commencing on the Effective Date until such time as the Parties agree otherwise, [***] U.S. dollars (US$[***]) per FTE; provided, that the FTE Rate will be changed on January 1 of each Calendar Year by [***] in the [***].  The FTE Rate is assumed to be a fully burdened rate and includes costs of salaries, benefits, supplies, travel, other employee costs, and supporting general and administration allocations for the specific, relevant, activities contemplated under this Agreement, but does not include a [***].

1.57                        “FTE Costs” means the applicable number of FTE hours multiplied by the FTE Rate.

1.58                        “Good Clinical Practice” or “GCP” means the then-current good clinical practice applicable to the clinical Development of any Licensed Product under Applicable Laws, including the ICH guidelines and U.S. Good Clinical Practice.

1.59                        “Good Laboratory Practice” or “GLP” means the then-current standards for laboratory activities for pharmaceuticals, as set forth in the FDA’s Good Laboratory Practice regulations as defined in 21 C.F.R. Part 58 or the Good Laboratory Practice principles of the Organization for Economic Co-Operation and Development (“OECD”), and such standards of good laboratory practice as are required by the European Union and other organizations and governmental agencies in countries in which a Product is intended to be sold, to the extent such standards are not less stringent than United States Good Laboratory Practice.

1.60                        “Good Manufacturing Practice” or “GMP” means the then-current Good Manufacturing Practices that apply to the manufacture (including clinical or commercial supply) of any Licensed Product, including, the United States regulations set forth under Title 21 of the United States Code of Federal Regulations, parts 4, 210, 211 and 820, as may be amended from time-to-time, as well as all applicable guidance published from time-to-time by the FDA and the International Conference on Harmonisation Guidelines ICH Q7A Good Manufacturing Practice Guidance for the principles, guidelines of Good Manufacturing Practices for Medicinal Licensed Products as defined with EC Directive 2003/94/EC and associated EC Guide to Good Manufacturing Practice and ISO13485 - Medical devices - Quality management systems.

1.61                        “Good Research Practices” or “GRP” means all applicable current Good Research Practices including, as applicable, (a) the research quality standards defining how Lilly’s research laboratories conduct good science for non-regulated work as set forth in Schedule 1.61, (b) the Research Quality Association (RQA), 2014, Quality in Research Guidelines for Working in Non-Regulated Research, (c) the WHO Quality Practices in Basic Biomedical Research Guidelines, and (d) the equivalent Applicable Laws if any, in any relevant country.

1.62                        “Government Official” means:  (a) any officer or employee of: (i) a government, or any department or agency thereof; (ii) a government-owned or controlled company, institution, or other entity, including a government-owned hospital or university; or (iii) a public international organization (such as the United Nations, the International Monetary Fund, the International Committee of the Red Cross, and the World Health Organization), or any department or agency thereof; (b) any political party or party official or candidate for public or political party office; and (c) any person acting in an official capacity on behalf of any of the foregoing.

1.63                        “Governmental Authority” means any multi-national, federal, state, local, municipal, provincial or other governmental authority of any nature (including any governmental division, prefecture, subdivision, department, agency, bureau, branch, office, commission, council, court or other tribunal).

1.64                        “ICH” is defined in Section 4.2.1.

1.65                        “IND” means (a) an Investigational New Drug Application, as defined in the FDCA and regulations promulgated thereunder, or any successor application or procedure required to initiate clinical testing of a Licensed Product in humans in the United States; (b) a counterpart of an Investigational New Drug Application that is required in any other country or region in the Territory before beginning clinical testing of any Licensed Product in humans in such country or region; and (c) all supplements and amendments to any of the foregoing.

1.66                        “IND Approval” means with respect to an IND, the earlier of (a) receipt by Lilly, its Affiliate of written confirmation from a Regulatory Authority or other applicable Person that human clinical studies may proceed under such IND, and (b) expiration of the applicable waiting period after which human clinical studies may proceed under such IND.

1.67                        “IND Filing Package” is defined in Section 4.1.2(d).

1.68                        “IND Filing Readiness” means, with respect to the first Licensed Product to achieve such status, the (a) [***] and (b) [***]], IND Filing Readiness will be deemed to not have been achieved if the applicable Regulatory Authority in the jurisdiction where the first IND is intended to be filed requires in writing and prior to submission of such IND, any further study or test or the provision of additional information in order to achieve IND Approval, and IND Filing Readiness shall accordingly require the performance of any such further study, test or provision of such information.

1.69                        “Indemnified Party” is defined in Section 14.3.

1.70                        “Indemnifying Party” is defined in Section 14.3.

1.71                        “Indication” means any indication, disease or condition, which can be treated, prevented, cured or the progression of which can be delayed.  For clarity, distinctions between human indications, diseases or conditions with respect to a Licensed Product shall be made by reference to the World Health Organization International Classification of Diseases, version 10 (as revised and updated).

1.72                        “Infringement” is defined in Section 11.2.1(a)(i).

1.73                        “Infringement Notice” is defined in Section 11.2.1(a)(i).

1.74                        “Infringement Response” is defined in Section 11.2.1(a)(ii).

1.75                        “Internal Compliance Codes” shall mean a Party’s internal policies and procedures intended to ensure that a Party complies with Applicable Laws, Party Specific Regulations, and such Party’s internal ethical, medical and similar standards.

1.76                        “Inventions” means all inventions, whether or not patentable, that are discovered, made, conceived of, or reduced to practice in connection with any Development, Manufacturing, Commercialization, or Research Activities conducted under this Agreement with respect to any Licensed Product or any component thereof.

1.77                        “Islet Cells” means a cell population [***].

1.78                        “Joint Invention” is defined in Section 10.2.1.

1.79                        “Joint Patent Right” is defined in Section 10.2.1.

1.80                        “JRC” is defined in Section 3.1.

1.81                        “JRC Approved Amendment” is defined in Section 4.1.1.

1.82                        “Key Criteria” means the criteria attached hereto as Schedule 1.82 for use by the JRC in determining whether the [***].

1.83                        “Know-How” means, collectively, inventions, discoveries, improvements, trade secrets and proprietary methods, whether or not patentable, including: (a) methods of manufacture or use of, and structural and functional information pertaining to, chemical compounds and materials and (b) compositions of matter, data, formulations, processes, techniques, cell differentiation techniques and protocols, cell handling, cell assays, know-how and results, including preclinical, pharmaceutical, toxicological and clinical data.

1.84                        “Licensed Product” means a product comprising Islet Cells which (a) [***] (b) are [***] the Encapsulation Technology.

1.85                        “Lilly” is defined in the Preamble.

1.86                        “[***]” is defined in Section [***].

1.87                        “Lilly Improvement” means any Invention developed by or on behalf of Lilly (independently or jointly with Sigilon), after the Effective Date and prior to the date that is [***] after the date of first IND Approval for the first Licensed Product (or the termination of this Agreement, if earlier), that (a) is a modification, improvement or enhancement to the Encapsulation Technology or any Encapsulation Material, and (b) is developed by Lilly personnel that have accessed the Encapsulation Technology and/or any Encapsulation Material.

1.88                        “Lilly Indemnitees” is defined in Section 14.2.

1.89                        “Lilly Indemnity Claims” is defined in Section 14.2.

1.90                        “Lilly Invention” is defined in Section 10.2.1.

1.91                        “Lilly Know-How” means any (a) Know-How that is used by Lilly, or provided by Lilly for use, in the conduct of the Research Plan, Development, Manufacture, or Commercialization of a Licensed Product, solely to the extent it is (i) Controlled by Lilly as of the Effective Date or (ii) conceived or first reduced to practice solely (as between the Parties) by employees or agents of, or consultants to, Lilly after the Effective Date, and (b) Cell Line IP.

1.92                        “Lilly Patent Rights” means any Patent Rights that contain one or more claims that Cover Lilly Know-How (including any Cell Line IP).

1.93                        “Lilly Program Patent Rights” means any Lilly Patent Rights (including any Joint Patent Rights) filed after the Effective Date and that Cover the composition of matter, manufacture or use of a Licensed Product, but that do not Cover any product other than a Licensed Product.

1.94                        “Lilly Research Activities” is defined in Section 4.1.3(a).

1.95                        “Losses” is defined in Section 14.1.

1.96                        “Major EU Market” means France, United Kingdom, Italy, Spain and Germany.

1.97                        “Manufacture” means, with respect to any Licensed Product, all activities related to the manufacture, processing, filling, finishing, packaging, labeling, release, shipping, holding, conduct of Manufacturing Process Development, stability testing, quality assurance and quality control of such Licensed Product, the Encapsulation Material, any Islet Cells or any other component or intermediate thereof.

1.98                        “Manufacturing Costs” means (a) with respect to goods Manufactured by and purchased from Third Party manufacturers, the purchase price actually owed and paid to such Third Party manufacturers for the applicable goods and services related to releasing any such goods, and (b) with respect to goods Manufactured by a Party, the reasonable, documented and verifiable internal and out-of-pocket costs and expenses actually incurred to Manufacture the Encapsulation Material, [***], determined in accordance with U.S. GAAP, consistently applied, including the following which are directly allocable to the Manufacturing of the Encapsulation Material:

(a)                                 [***];

(b)                                 [***];

(c)                                  [***];

(d)                                 [***];

(e)                                  [***]; and

(f)                                   [***].

For clarity, Manufacturing Cost excludes [***].

1.99                        “Manufacturing Process Development” means the process development, process qualification and validation and scale-up of the process to manufacture any Licensed Product or component thereof, and any analytic development and product characterization with respect thereto.

1.100                 “Marketing Authorization” means, with respect to a Licensed Product, the Regulatory Approval required by Applicable Laws to sell such Licensed Product in a country or region in the Territory.  For purposes of clarity, (a) “Marketing Authorization” in the United States means final approval of a BLA permitting marketing of such Licensed Product in interstate commerce in the United States; (b) “Marketing Authorization” in the European Union means marketing authorization for such Licensed Product granted either by an individual country or the EMA; and (c) “Marketing Authorization” in Japan means marketing authorization for such Licensed Product granted by The Ministry of Health, Labour and Welfare (MHLW).

1.101                 “M.I.T.” is defined in Section 1.159.

1.102                 “Net Sales” means, with respect to a particular Licensed Product, the gross amount invoiced by Lilly (including any Affiliate of Lilly) or any Sublicensee thereof (including any Affiliate of any Sublicensee) to Third Parties, excluding any Sublicensee, for such Licensed Product in the Territory, less (without duplication or double-counting):

(a)                                 [***];

(b)                                 [***];

(c)                                  [***];

(d)                                 [***];

(e)                                  [***];

(f)                                   [***]; and

(g)                                  [***] which are in accordance with U.S. Generally Accepted Accounting Principles (“U.S. GAAP”).

Such amounts shall be determined from the books and records of Lilly or Sublicensee maintained in accordance with U.S. GAAP or, in the case of Sublicensees, such similar accounting principles, consistently applied.  Lilly further agrees in determining such amounts, it will use Lilly’s then current standard procedures and methodology, including Lilly’s then current standard exchange rate methodology for the translation of foreign currency sales into U.S. Dollars or, in the case of Sublicensees, such similar methodology, consistently applied.

In the event that the Licensed Product is sold as part of a Combination Licensed Product (where “Combination Licensed Product” means any pharmaceutical product which comprises the Licensed Product and any other active compound(s), the Net Sales of such Licensed Product, for the purposes of determining royalty payments, shall be determined by multiplying the Net Sales of the Combination Licensed Product by the fraction, A / (A+B) where A is the weighted average sale price of the Licensed Product when sold separately for the same dosage as contained in the Combination Licensed Product in finished form, and B is the weighted average sale price of the other active compound(s) sold separately in finished form.

In the event that the weighted average sale price of the Licensed Product can be determined but the weighted average sale price of the other product(s) cannot be determined, Net Sales for purposes of determining royalty payments shall be calculated by multiplying the Net Sales of the Combination Licensed Product by the fraction A / C where A is the weighted average sale price of the Licensed Product when sold separately in finished form and C is the weighted average sale price of the Combination Licensed Product.

In the event that the weighted average sale price of the other product(s) can be determined but the weighted average sale price of the Licensed Product cannot be determined, Net Sales for purposes of determining royalty payments shall be calculated by multiplying the Net Sales of the Combination Licensed Product by the following formula:  one (1) minus (B / C) where B is the weighted average sale price of the other product(s) when sold separately in finished form and C is the weighted average sale price of the Combination Licensed Product.

In the event that the weighted average sale price of both the Licensed Product and the other product(s) in the Combination Licensed Product cannot be determined, the Net Sales of the Licensed Product shall be deemed to be equal to fifty percent (50%) of the Net Sales of the Combination Licensed Product.

The weighted average sale price for a Licensed Product, other product, or Combination Licensed Product shall be calculated once each Calendar Year and such price shall be used during all applicable royalty reporting periods for the entire following Calendar Year.  When determining the weighted average sale price of a Licensed Product, other product or Combination Licensed Product, the weighted average sale price shall be calculated by dividing the sales dollars (translated into U.S. dollars) by the units of active ingredient sold during the twelve (12) months (or the number of months sold in a partial Calendar Year) of the preceding Calendar Year for the respective Licensed Product, other product or Combination Licensed Product.  Any over or under payment in the initial year due to a difference between forecasted and actual weighted average sale prices will be paid or credited in the first royalty payment of the following Calendar Year.

1.103                 “Non-Required Publication” is defined in Section 9.2.3.

1.104                 “OECD” is defined in Section 1.59.

1.105                 “Overtime Work” is defined in Section 1.55.

1.106                 “Party” and “Parties” are defined in the Preamble.

1.107                 “Party Specific Regulations” means all judgments, decrees, orders or similar decisions issued by any Governmental Authority specific to a Party, and all consent decrees, corporate integrity agreements, or other agreements or undertakings of any kind by a Party with any Governmental Authority, in each case as the same may be in effect from time to time and applicable to a Party’s activities contemplated by this Agreement.

1.108                 “Patent Costs” means the costs and expenses incurred by a Party (including reasonable external attorneys’ fees) in the conduct of Patent Prosecution or Patent Defense activities, as the case may be, for which that Party is responsible in accordance with this Agreement.

1.109                 “Patent Defense” means the responsibility for defending any interference, declaratory judgment action, opposition or similar proceeding alleging the invalidity, unenforceability or non-infringement of any Patent Rights.

1.110                 “Patent Prosecution” means the responsibility for preparing, filing and prosecuting patent applications (of all types) for any Patent Rights, and for maintaining any Patent Rights.

1.111                 “Patent Rights” means the rights and interests in and to issued patents and pending patent applications (which, for purposes of this Agreement, include certificates of invention, applications for certificates of invention and priority rights) in any country or region, including all provisional applications, substitutions, continuations, continuations-in-part, divisions, renewals, all letters patent granted thereon, and all reissues, re-examinations and extensions thereof, and all foreign counterparts of any of the foregoing.

1.112                 “PDF” is defined in Section 15.5.

1.113                 “Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, incorporated association, joint venture or similar entity or organization, including a government or political subdivision, department or agency of a government.

1.114                 “Phase I Clinical Trial” means the human clinical trial for the first Licensed Product to be conducted by Lilly in any country that satisfies the requirements of 21 CFR 312.21(a) and is designed to assess the safety of such Licensed Product in patients.

1.115                 “Phase II Clinical Trial” means a human clinical trial for any Licensed Product conducted in any country that satisfies the requirements of 21 CFR 312.21(b) and is intended to explore one or more doses, dose response, and duration of effect, and to generate initial evidence of clinical activity and safety, in the target patient population.

1.116                 “Phase III Clinical Trial” means a human clinical trial for any Licensed Product in an extended human patient population designed to obtain data determining efficacy and safety to support Regulatory Approvals in the proposed therapeutic indication, as more fully defined in 21 C.F.R. §312.21(c), or its successor regulation, or the equivalent in any foreign country.

1.117                 “Pivotal Trial” means a human clinical trial that (a) if the defined endpoints for such trial are met, is intended to be a pivotal trial for purposes of obtaining Regulatory Approvals and (b) satisfies the requirements of 21 C.F.R. 312.21(c) (or its successor regulation), or its equivalent in any other jurisdiction.

1.118                 “Product Information” is defined in Section 1.30.

1.119                 “Proof of Concept” is defined in Section 2.4.2.

1.120                 “Proprietary Materials” means (a) any tangible chemical, biological or physical materials that are Controlled and furnished by the Transferring Party to the Recipient Party, whether or not specifically designated as proprietary by the Transferring Party, or (b) any tangible chemical, biological or physical materials that are generated, conceived or reduced to practice in the conduct of the Research Plan, including, in the case of Sigilon, Encapsulation Materials, and, in the case of Lilly, cell lines for Islet Cells; provided, that “Proprietary Materials” do not include any Licensed Product.

1.121                 “Quality Agreement” means a document developed, approved, and updated by the Parties that sets forth the quality expectations, responsibilities, rights (including, as applicable and agreed upon, audit requirements) and requirements relating to the manufacture and supply of Licensed Product or Encapsulation Materials, as applicable, as executed hereunder, or relating to supply of Licensed Product or Encapsulation Materials, as applicable, for clinical trials or commercialization.

1.122                 “Recovery” is defined in Section 11.2.1(d).

1.123                 “Recipient Party” is defined in Section 9.4.

1.124                 “Receiving Party” is defined in Section 1.30.

1.125                 “Regulatory Authority” means any national, international, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity with authority over the distribution, importation, exportation, manufacture, use, storage, transport, clinical testing, pricing, sale or reimbursement of any Licensed Product in the Territory.

1.126                 “Regulatory Approval” means, with respect to any country or region in the Territory, any approval, establishment license, registration or authorization of any Regulatory Authority required for the manufacture, use, storage, importation, exportation, transport or distribution of any Licensed Product for use in such country or region.

1.127                 “Regulatory Filing” means, collectively: (a) any IND, CTA, Drug Approval Application, establishment license application, DMF, application for designation as an “Orphan Drug” under the Orphan Drug Act, for “Fast Track” status under Section 506 of the FDCA (21

U.S.C. § 356) or for a Special Protocol Assessment under Section 505(b)(4)(B) and (C) of the FDCA (21 U.S.C. § 355(b)(4)(B)) and all other similar filings (including counterparts of any of the foregoing in any country or region in the Territory); (b) all supplements and amendments to any of the foregoing; and (c) all data and other information contained in, and correspondence relating to, any of the foregoing.

1.128                 “Requesting Party” is defined in Section 9.2.1.

1.129                 “Research Activities” means Sigilon Research Activities and Lilly Research Activities, collectively.

1.130                 “Research Completion Date” is defined in Section 4.1.2(a).

1.131                 “Research Data” means all results, data, and analyses thereof generated in the conduct of the Research Plan.

1.132                 “Research Plan” means the plan pursuant to which the Parties shall pursue certain Research Activities as more specifically outlined in the initial Research Plan attached as Schedule 1.132 and as may be amended from time to time in accordance with Article 4.

1.133                 “Retention Period” is defined in Section 8.3.4.

1.134                 “Reverted Licensed Product” is defined in Section 12.3(d).

1.135                 “Reviewing Party” is defined in Section 9.2.1.

1.136                 “Royalty Term” means with respect to a Licensed Product in the Territory, on a country-by-country basis, the period beginning on the date of First Commercial Sale of such Licensed Product in a country and ending on the later of (a) the expiration of the last to expire Valid Claim of a Sigilon Patent Right in such country that Covers the composition of matter, a Regulatory Authority-approved method of use, or the Encapsulation Material as a component of such Licensed Product, (b) [***] from the date of the First Commercial Sale of such Licensed Product in such country, and (c) expiration of any data exclusivity period in such country.

1.137                 “Serious Adverse Event” means any untoward medical occurrence with respect to any Licensed Product that, at any dose, results in death, is life-threatening, requires inpatient hospitalization or prolongation of existing hospitalization, results in persistent or significant disability/incapacity, or is a congenital anomaly/birth defect, as defined more fully in 21 CFR § 312.32.

1.138                 “Sigilon” is defined in the Preamble.

1.139                 “Sigilon Indemnitees” is defined in Section 14.1.

1.140                 “Sigilon Indemnity Claims” is defined in Section 14.1.

1.141                 “Sigilon Invention” is defined in Section 10.2.1.

1.142                 “Sigilon Know-How” means any Know-How Controlled by Sigilon or its Affiliates as of the Effective Date or during the Term that is necessary or useful for the research, Development, Manufacture, use, importation, or Commercialization (including offer for sale or sale) of a Licensed Product.

1.143                 “Sigilon’s Knowledge” means all such facts, circumstances or other information, of which the individuals listed on Schedule 1.143 are actually aware following reasonable investigation with respect to the subject matter of the relevant representation.

1.144                 “Sigilon Other Patent Rights” is defined in Section 11.1(b).

1.145                 “Sigilon Partner” is defined in Section 2.2.2.

1.146                 “Sigilon Patent Rights” means (a) the Upstream Patent Rights, (b) any Sigilon Program Patent Rights and (c) any Patent Rights Controlled by Sigilon which are other than those listed in (a) and (b) and that contain one or more claims that cover Sigilon Know-How or that otherwise Cover a Licensed Product.

1.147                 “Sigilon Program Patent Rights” means any Patent Rights (excluding any Joint Patent Rights) Controlled by Sigilon that (a) are filed after the Effective Date; (b) claim any Sigilon Invention; and (c) specifically Covers the composition of matter of, a component of, or manufacture of, or use of a Licensed Product.

1.148                 “Sigilon Research Activities” is defined in Section 4.1.2(a).

1.149                 “Sublicensee” means any Third Party to which Lilly grants a sublicense in accordance with Section 2.1.4.

1.150                 “Sublicense Agreement” is defined in Section 2.1.4.

1.151                 “Term” is defined in Section 12.1.

1.152                 “Territory” means every country or territory in the world.

1.153                 “Third Party” means a Person other than Lilly and Sigilon and their respective Affiliates.

1.154                 “Third Party License” is defined in Section 8.3.2(b)(i).

1.155                 “Third Party Payments” is defined in Section 8.3.2(b)(i).

1.156                 “Transferring Party” is defined in Section 9.4.

1.157                 “United States” or “U.S.” means the United States of America and its territories and possessions.

1.158                 “U.S. GAAP” is defined in Section 1(c).

1.159                 “Upstream License Agreement” means that certain Exclusive Patent License Agreement by and between Sigilon and the Massachusetts Institute of Technology (“M.I.T.”) dated as of February 8, 2016, as amended on February 2, 2017, and subject to, for purposes of interpreting rights and obligations under this Agreement, those letter agreements between M.I.T. and Sigilon dated as of March 29, 2018 and attached hereto as part of Schedule [***].

1.160                 “Upstream Patent Rights” is defined in Section 13.2.1.

1.161                 “Valid Claim” means any claim of (a) an issued unexpired patent that has not been revoked or found to be unpatentable, invalid or unenforceable by an unreversed and unappealable decision of a court or other government agency of competent jurisdiction, and (b) a claim set forth in an application that has been pending for less [***] from the date of the first substantive office action (for claims filed in the United States) or the date of the first regional or national phase examiner’s report (for claims filed outside of the United States); provided, however, that in the event that such claim subsequently issues in an issued patent, then such claim shall be a Valid Claim hereunder.  [***].

2.                                      GRANT OF LICENSES; EXCLUSIVITY

2.1                               Grant of Rights to Lilly.

2.1.1                     Grant of License.

(a)                                 Sigilon hereby grants Lilly an exclusive, royalty-bearing license, including the right to grant sublicenses as provided in Section 2.1.4, under Sigilon Know-How and Sigilon Patent Rights to research, Develop, Manufacture or have Manufactured (including the Manufacture of Encapsulation Material), use, Commercialize and otherwise fully exploit Licensed Products in the Territory.

2.1.2                     Retention of Rights.  Notwithstanding the license granted in Section 2.1.1, Sigilon retains the rights under the Sigilon Know-How and Sigilon Patent Rights as necessary to conduct its Development and Manufacturing responsibilities with respect to Licensed Products hereunder in accordance with this Agreement (including any Sigilon Research Activities).  In addition, Sigilon retains all rights under the Sigilon Know-How and Sigilon Patent Rights to research, develop, manufacture and commercialize any and all products other than Licensed Products (but subject to its obligations set forth in Section 2.4.1 and Article 9).

2.1.3                     Sublicense Under MIT Patent Rights.

(a)                                 Lilly understands and agrees that (i) the Sigilon Patent Rights licensed to Lilly pursuant to Section 2.1.1 include certain Patent Rights exclusively licensed to Sigilon pursuant to the Upstream License Agreement, (ii) the license under such Sigilon Patent Rights under Section 2.1.1 constitutes a sublicense under the Upstream License Agreement; and (iii) Lilly’s rights under such Sigilon Patents Rights are subject and subordinate to the terms and conditions of the Upstream License Agreement.  The Upstream License Agreement is attached hereto as Schedule [***].

(b)                                 Sigilon will reasonably enforce, or otherwise take the actions necessary to enable Lilly to enforce, Sigilon’s rights, benefits and the obligations of MIT under the Upstream License Agreement that may impact the rights, benefits and obligations of Lilly hereunder, including taking such actions as Lilly may reasonably request, and will inform Lilly of any action it may take under the Upstream License Agreement to the extent such action may impact Lilly’s interest under the Upstream License Agreement.  Sigilon shall (1) fulfill all of its obligations, including its payment obligations, under, and shall not otherwise breach, the Upstream License Agreement; and (2) not amend or waive, or exercise any termination right, or omit to take any action that would alter, any of Sigilon’s rights under the Upstream License Agreement in any manner that adversely affects, or would reasonably be expected to adversely affect, Lilly’s rights, benefits and obligations under this Agreement.  Sigilon shall promptly notify Lilly of any default under, termination or amendment of, the Upstream License Agreement, to the extent such default, termination or amendment may have an impact on Lilly.  Without limiting the foregoing, Sigilon will not exercise its rights to stop paying patent costs under Section 6.1 of the Upstream License Agreement without obtaining Lilly’s prior written consent and Lilly shall have the right to elect to fund such patent costs.  Sigilon will provide Lilly reasonable advance notice of its intent to cease any such funding and shall provide to Lilly any correspondence between Sigilon and MIT regarding such matter.  If Lilly elects to fund such patent costs, then (i) Lilly shall have the right to offset any such costs that Lilly incurs against payments due to Sigilon hereunder, and (ii) notwithstanding anything to the contrary in this Agreement, any Patent Rights that Lilly is so funding shall be excluded from the definition of Sigilon Patent Rights for purposes of (A) Article 8 and (B) the Royalty Term definition.

(c)                                  Notwithstanding anything to the contrary in this Agreement, in the event that the Upstream License Agreement is terminated and Lilly becomes a direct licensee of M.I.T. under the Upstream Patent Rights and enters into a new, direct license agreement with M.I.T. as provided for in Section 2.3 of the Upstream Licensed Agreement, Lilly shall have the right to [***], and without any limitation, by [***].

2.1.4                     Right to Sublicense.  Lilly shall have the right to grant sublicenses (through multiple tiers) under the license granted to it under Section 2.1.1 to any of its Affiliates, and to any Third Party pursuant to a written agreement, provided, that (i) any such sublicense shall be consistent with and subject to the terms and conditions of this Agreement; and (ii) Lilly shall [***] to Sigilon for the performance of its Sublicensee(s) or any Affiliate to which it grants a sublicense with respect to Lilly’s obligations under the terms of this Agreement.  In the event that Lilly grants sublicenses to any Third Party and the scope of such rights is broader than enabling such Third Party to perform services, including distribution services, on behalf of Lilly or any Affiliate of Lilly (for example, the right to develop and commercialize Licensed Products in a given country in the Territory), it shall do so pursuant to a written sublicense agreement (each a “Sublicense Agreement”).  Lilly shall provide Sigilon a copy of each Sublicense Agreement, for delivery to M.I.T., it being understood that [***] information may be redacted from such copy to the extent such information is not necessary to verify compliance hereunder and the terms, conditions and existence of such Sublicense Agreement shall be deemed the Confidential Information of Lilly.  With respect to any Sublicense Agreement entered into with a Third Party before the date that is [***] years from the Effective Date, Lilly must obtain Sigilon’s written consent prior to executing such Sublicense Agreement, such consent not to be unreasonably withheld, conditioned or delayed.  Notwithstanding the foregoing, the Parties acknowledge and agree that a Sublicense Agreement with a contract service provider or a Party obtaining only a license to Develop Licensed Products (and not Commercialize Licensed Products) does not require Sigilon’s consent under the preceding sentence.

2.1.5                     Rights of Reference.  Sigilon hereby grants Lilly the right, exercisable from the Effective Date, to cross-reference Sigilon’s or its Affiliate’s Regulatory Filings and Regulatory Approvals anywhere in the world to the extent (a) cross referencing such Regulatory Filings and Regulatory Approvals is necessary or useful for Regulatory Approval of a Licensed Product (including any components thereof) and (b) such Regulatory Filings and Regulatory Approvals are Controlled by Sigilon or its Affiliates.  In furtherance of the foregoing, Sigilon shall (or shall cause an applicable Affiliate to) provide a signed statement to this effect, if requested by Lilly, in accordance with U.S. 21 C.F.R. §314.50(g)(3) or the equivalent as required in any country or region of the Territory, or otherwise provide appropriate notification of such right of Lilly to the applicable Regulatory Authority.

2.1.6                     Sigilon Covenant.  Sigilon covenants that, during the Term, it will not: (a) take any action that would prevent or limit Lilly’s exercise of its rights under the exclusive license granted to Lilly under Section 2.1.1; or (b) assign, transfer, convey or otherwise grant to any Person:  (i) any rights to any Sigilon Know-How and Sigilon Patent Right (or any rights to any intellectual property that would otherwise be included in the Sigilon Know-How or Sigilon Patent Rights if not assigned, transferred, conveyed or otherwise granted to a Third Party), in any manner that is inconsistent with the exclusive license granted to Lilly pursuant to Section 2.1.1; or (ii) any rights to any products that are inconsistent with the exclusive license granted to Lilly pursuant to Section 2.1.1.

2.2                               Grant of Rights to Sigilon.

2.2.1                     Development and Manufacturing Activities.  Lilly hereby grants Sigilon a non-exclusive, royalty free license, including the right to grant sublicenses upon written notice to Lilly and subject to Section 2.1.4 applied mutatis mutandis to Sigilon and its sublicenses, under Lilly Know-How and Lilly Patent Rights solely to conduct Sigilon Research Activities and Manufacturing responsibilities with respect to Licensed Products hereunder in accordance with this Agreement; provided however that to the extent Sigilon intends to conduct the Sigilon Research Activities and Sigilon’s Manufacturing responsibilities [***], it shall so inform Lilly in advance of such activities to allow Lilly the time to conduct any preliminary due diligence that Lilly may be required to conduct in order to confirm Sigilon’s compliance with this Agreement and Applicable Laws.

2.2.2                     Improvement License.  [***]. As used herein, “Sigilon Partner” means any Third Party to which Sigilon grants the right to research, develop, manufacture or commercialize products that incorporate or use the Encapsulation Technology other than Licensed Products.

2.2.3                     Cell Line IP License.  [***].

2.2.4                     Right of Reference. [***].

2.3                               No Other Rights. Lilly shall have no rights to use or otherwise exploit Sigilon Know-How, Sigilon Patent Rights, or Sigilon’s Proprietary Materials, and Sigilon shall have no rights to use or otherwise exploit Lilly Know-How, Lilly Patent Rights or Lilly’s Proprietary Materials, in each case, except as expressly set forth in this Agreement.

2.4                               Exclusivity.

2.4.1                     Sigilon Exclusivity.  During the period commencing on the Effective Date and ending on the [***] of IND Approval for the first Licensed Product, and without limiting any license grant to Lilly under Section 2.1, except as expressly provided in this Agreement, Sigilon and its Affiliates (subject to Section 4.1.2 and Article 7) shall not, directly or indirectly, including through enabling any Third Party to, conduct any Clinical Trial for,  manufacture or commercialize any Competing Licensed Product in the Territory.  “Competing Licensed Product” means either: (i) any product [***]] as of the Effective Date (including as such chemistry may be improved or further developed)); or (ii) any product [***].  Notwithstanding the foregoing, in the event of a Change of Control of Sigilon, this Section 2.4.1 shall not apply to any product that is being developed, manufactured or commercialized by the Acquirer (or its Affiliates) which comprises or contains Islet Cells delivered by means of any technology owned or controlled by such Third Party as of the effective date of such Change of Control, provided that such product activities are conducted [***].

2.4.2                     [***].  If during the period commencing at the time of IND Approval for the first Licensed Product and ending on the [***] thereof, [***], itself or with or through a Third Party or Affiliate, directly or indirectly, either [***], [***] will be required to notify [***] in writing thereof no later than [***] days of such event, and be required to elect one of the following courses of action: (i) [***] such development or commercialization of such [***] its rights thereto, provided it completes such [***] within [***] months of such dosing or commencement of such commercialization, (ii) [***] and its rights to all Licensed Products (subject to the provisions of Section 12.3), or (iii) retain all rights to such products, but [***] on such [***] Licensed Product under the Agreement (subject to a [***] percent [[***]] reduction), or (iv) demonstrate that [***] has [***].  For clarity, the [***]dollar ($[***] under the foregoing clause (iv) shall be [***].  As used herein, [***] means any product (other than a Licensed Product) which comprises [***].  As used herein, “Proof of Concept” means one or more [***].

2.5                               Technology Transfer. In accordance with Sections 5.6 and Section 7.5 (and Section 7.3 to the extent applicable), Sigilon will transfer, disclose, or deliver to Lilly the Sigilon Know How.

3.                                      GOVERNANCE

3.1                               Establishment of Joint Research Committee.  Within [***] days of the Effective Date, Sigilon and Lilly shall establish a joint research committee (the “JRC”).  The JRC shall have and perform the responsibilities set forth in this Article 3; provided, that, the JRC shall have no authority to amend this Agreement.  Unless otherwise agreed by the Parties, the term for the JRC shall commence as of the date upon which it is established and continue until the earlier of (a) the termination of this Agreement, (b) the date the first “end-of-Phase II Trial” meeting is held with the FDA with respect to the first Licensed Product, or (c) the date of first patient dosing in a Pivotal Trial.  From and after the expiration of the term of the JRC as described in the foregoing sentence, this Article 3 shall have no further force or effect, except for Section 3.7, which will continue in accordance with its terms; provided, that, the Parties will determine an appropriate forum to discuss or exchange information relating to regulatory interactions/Manufacturing matters post JRC expiration and the appropriate scope of any such discussion or exchange.

3.2                               Membership.  Each Party shall designate in writing, in its sole discretion, [***] employees to represent it on the JRC.  The JRC may change its size from time to time by mutual written consent of the Parties (which consent may be withheld by either Party at its sole discretion) and each Party may replace its representatives at any time upon written notice to the other Party. Each Party shall appoint one of its representatives to serve as a co-chairperson of the JRC.

3.3                               Meetings.

3.3.1                     Schedule of Meetings; Agenda.  The JRC shall have regular meetings, taking into account, without limitation, the planning needs for the Research Plan and the responsibilities of the JRC.  Special meetings of the JRC may be convened by any member upon not less than [***] days (or, if such meeting is proposed to be conducted by teleconference, upon not less than [***] days) written notice to the other members; provided, that (a) notice of any special meeting may be waived at any time, either before or after the special meeting and (b) attendance of any member at a special meeting shall constitute a valid waiver of notice of such member.  The JRC will meet once every Calendar Quarter, unless otherwise mutually agreed.  Meetings of the JRC may be held in person or by teleconference or videoconference; provided, that, any meetings held in person shall alternate between the respective offices of the Parties or be held at other locations as may be mutually agreeable to the JRC members.  Each Party may invite representatives, presenters or experts of such Party or of its Affiliates as it determines is appropriate, subject to the other Party consenting to such attendance, which consent will not be unreasonably withheld, conditioned or delayed; provided, that any such guest attendees (i) shall not vote or otherwise participate in the decision-making process of the JRC and (ii) are bound by obligations of confidentiality and non-disclosure consistent with Article 9.

3.3.2                     Voting; Decisions.  At each JRC meeting, the representatives of a Party shall have one (1) collective vote on all matters before the JRC at such meeting.  All decisions of the JRC shall be made by [***], subject to Section 3.6.  The JRC may also act by written consent signed by at least one (1) member designated by each Party.  Whenever any action by the JRC is called for hereunder during a time period in which the JRC is not scheduled to meet, the Parties may call a special meeting or circulate a written consent to the JRC in order to enable the JRC to address, and if agreed, take, the action in the requested time period.

3.3.3                     Meetings and Minutes.

(a)                                 A quorum of the JRC shall exist whenever there is present at a meeting at least [***] representatives appointed by each Party. The JRC shall meet at least quarterly, and more often if needed and as determined by the Parties. Meetings may be in-person alternating between locations identified by a Party (with Sigilon identifying such location first) on an alternating basis or by telephone conference call, or internet meeting, as determined by the JRC members for each meeting.

(b)                                 With the sole exception of specific items of any JRC meeting minutes to which the JRC cannot agree and which are escalated as provided in Section 3.6 definitive minutes of all meetings of the JRC shall be finalized no later than [***] business days after the meeting to which the minutes pertain, as follows:

(i)                                     Within [***] business days after each JRC meeting, Sigilon’s Alliance Manager (prior to the Research Completion Date for the first Licensed Product), or Lilly’s Alliance Manager (after the Research Completion Date for the first Licensed Product), shall prepare and distribute to all members of the JRC draft minutes of the meeting.  Such minutes shall provide a description, in reasonable detail, of a list of any actions, decisions or determinations approved by the JRC and a list of any issues to be resolved by the Executive Officers.

(ii)                                  The JRC members shall then have [***] business days after receiving such draft minutes to provide comments thereon to the JRC co-chairpersons.  Upon the expiration of such second [***] business day period, the co-chairpersons shall have an additional [***] business days to finalize the minutes.  If no comments are received by the JRC co-chairpersons within the second [***] business day period, the minutes shall be deemed final.

(iii)                               The JRC co-chairpersons shall each sign and date the final minutes.  The signature of the JRC co-chairpersons upon the final minutes shall indicate each Party’s assent to the minutes.  If at any time during the preparation and finalization of JRC meeting minutes, the Parties do not agree on any issue with respect to the minutes, such issue shall be resolved by the Executive Officers (and without either Party having decision-making authority with respect thereto), provided that the foregoing shall in no way serve as a derogation of either Party’s final decision making rights under Section 3.6.  The decision resulting from this escalation process shall be recorded by the co-chairpersons in amended finalized minutes for said meeting and if no resolution can be reached than the disagreement shall be reflected in the minutes accordingly.

3.3.4                     Expenses.  Sigilon and Lilly shall [***] expenses of their respective JRC representatives related to their participation on the JRC and attendance at JRC meetings.

3.4                               Responsibilities.  The JRC responsibilities will include:

(a)                                 [***];

(b)                                 [***];

(c)                                  [***];

(d)                                 [***];

(e)                                  [***]; and

(f)                                   [***].

3.5                               Reports to JRC.  At each meeting of the JRC, each Party shall summarize to the JRC the progress of its research, Development and Manufacturingactivities performed by or under authority of such Party or its Affiliates with respect to the Licensed Product, including pursuant to the Research Plan, during the period since the last meeting of the JRC.  Each summary shall include all material decisions and actions relating to the research, or Development of, or filing of any Regulatory Filing for a Licensed Product, including summaries of resulting Research Data generated during such period.  Notwithstanding the foregoing, this Section 3.5 is subject to Section 15.8.3.

3.6                               Dispute Resolution.  The JRC members shall use reasonable efforts in good faith to reach agreement on any and all matters within its responsibility.  If, despite such reasonable efforts, agreement on a particular matter that is within the responsibility of the JRC cannot be reached by the JRC within [***] days after the JRC first meets to consider such matter or such later date as may be mutually acceptable to the Parties (each such matter, a “Disputed Matter”), the Parties shall refer such Disputed Matter to the Executive Officers of the Parties who shall promptly initiate discussions in good faith to resolve such Disputed Matter, and if not resolved by the Executive Officers within [***] days from the date the Disputed Matter is first referred to the Executive Officers the following shall apply:

3.6.1                     Prior to the Research Completion Date. Subject to Section 3.6.3, if the Disputed Matter occurs prior to the Research Completion Date for the first Licensed Product (including proposed amendments to the Research Plan), then the Executive Officer of Sigilon shall have the right to make the final decision on such Disputed Matter, but shall only exercise such right in good faith after full consideration of the positions of both Parties.

3.6.2                     Post Research Completion Date. Subject to Section 3.6.3, if the Disputed Matter occurs after Research Completion Date for the initial Licensed Product, then the Executive Officer of Lilly shall have the right to make the final decision on such Disputed Matter, but shall only exercise such right in good faith after full consideration of the positions of both Parties with respect to such Disputed Matter.

3.6.3                     Certain Disputed Matters.  If the Disputed Matter involves (a) an amendment to the [***], (b) [***], (c) [***], or (d) establishing a new committee or working group, then, in each case of (a) through (d), inclusive, [***] shall have the final decision making authority, and no such proposed amendment shall be adopted unless and until the Parties mutually agree to such amendment; provided, that if the Executive Officers cannot reach agreement within [***] days of such Disputed Matter being referred to them than either Party can refer such Disputed Matter for resolution in accordance with Section 15.1.

In addition, neither Party shall have the right to exercise decision making authority to unilaterally (i) amend, modify or waive compliance with the terms and conditions of this Agreement, or to interpret, alter, increase, expand, or waive compliance by a Party with, a Party’s obligations under this Agreement, or (ii) to cause the other Party to perform any activities, or incur any material costs, that are not specified in the Agreement (including the Research Plan).

For clarity, if any Disputed Matter involves a matter outside of the decision making authority of the JRC, such Disputed Matter shall be resolved in accordance with Section 15.1 except as otherwise expressly set forth herein.

3.7                               Alliance Managers.  Each Party will appoint an individual designated as the alliance manager (“Alliance Manager”).  The Alliance Managers will attend each JRC meeting, and may be a member of the JRC (during the term of the JRC) and will be the main point of contact for each Party to exchange information, facilitate communication and coordinate the Parties’ activities under this Agreement relating to Licensed Products and to provide support to the JRC and such other committees and working groups as the JRC may establish.

4.                                      RESEARCH PLAN

4.1                               Conduct of Research Plan.

4.1.1                     Research Plan.  The Research Plan attached hereto as Schedule 1.132 outlines the research activities to be conducted with respect to the initial Licensed Product and directed to the achievement of IND Filing Readiness and manufacture of such initial Licensed Product for a Phase I Clinical Trial.  Amendments to such Research Plan may be proposed by either Party at any time and shall be subject to approval by the JRC, and any amendment to the Research Plan that is approved by both Parties at the JRC (and not approved by only one Party in the exercise of its final decision making authority) under Section 3.3.2 shall be a “JRC Approved Amendment.”

4.1.2                     Sigilon Responsibilities.

(a)                                 Sigilon will be responsible for [***] research activities and the day to day execution and decision making regarding the Research Plan up to IND Filing Readiness (the “Sigilon Research Activities” and the date of completion of [***] such activities, the “Research Completion Date”).  Without limiting the foregoing, Lilly shall have the right to (i) attend regulatory interactions (including face-to-face meetings and phone calls) with Regulatory Authorities for any Licensed Product and (ii) review any substantive submissions to Regulatory Authorities prior to the Research Completion Date (e.g., briefing package) and Sigilon shall consider Lilly’s comments with respect to the foregoing clauses (i) and(ii) in good faith.  The Parties acknowledge and agree that, in addition to the Sigilon Research Activities, Sigilon shall also have certain responsibilities related to the manufacture and supply of Licensed Product and components thereof as and to the extent set forth in Article 7 (and any related supply agreement and Quality Agreement), which activities may extend beyond the Research Completion Date.

(b)                                 Sigilon shall use [***] to perform the Sigilon Research Activities to achieve IND Filing Readiness as soon as practical (consistent with good scientific practice), and shall commit such resources (including employees, agents, consultants, facilities, equipment and materials) as are necessary to comply with such diligence obligation.

(c)                                  Notwithstanding the foregoing, if the Research Completion Date does not occur within [***] years after the Effective Date, Lilly will have the right, upon written notice to Sigilon, to [***], at Lilly’s own cost and expense.  Notwithstanding Lilly [***], it shall remain responsible for all milestones and royalties with respect to Licensed Products as provided for in this Agreement.

(d)                                 Following IND Filing Readiness, and provided Lilly has not invoked its rights under Section 4.1.2(c), Sigilon shall assemble and prepare the IND filing package, with input from, and in a form consistent with that used by Lilly (“IND Filing Package”) and during such process will make available to Lilly all results, data, and information from the Sigilon Research Activities existing as of such time and that have not been previously provided to Lilly.  Sigilon shall submit to Lilly the IND Filing Package so prepared for Lilly’s review, comment, and approval.  Lilly shall use [***] to notify Sigilon in writing of Lilly’s proposed modifications to such IND Filing Package, or its approval thereof, within [***] days of Lilly’s receipt thereof, but in no event later than [***] days of Lilly’s receipt thereof.  If Lilly notifies Sigilon that such package contains inaccuracies or lacks necessary information generated under the Research Plan or is otherwise not appropriate for filing, the Parties shall confer in good faith with respect to any changes or additions recommended by Lilly, including the performance by Sigilon of additional Sigilon Research Activities (and without limiting Section 4.1.4) that will be reflected in an updated Research Plan.

(e)                                  Sigilon shall be solely responsible for the safety and health of its employees, consultants and visitors, and for compliance with all Applicable Laws related to health, safety and the environment, including providing its employees, consultants and visitors with all required information and training concerning any potential hazards involved in performing such activities and any precautionary measures to protect its employees from any such hazards.  Sigilon shall train its personnel assigned to perform activities under this Agreement to ensure compliance with the Research Plan and ensure that any personnel so assigned shall be capable of professionally and competently performing the activities assigned to Sigilon in each Research Plan.

4.1.3                     Lilly Responsibilities.

(a)                                 Subject to Sections 4.1.2(a) and 5.6, after IND Filing Readiness, Lilly will be responsible for all further Development activities for the initial Licensed Product, including filing of the IND for such initial Licensed Product; and will also be responsible for all research and Development activities with respect to any second or subsequent Licensed Products (collectively, the “Lilly Research Activities”).  For clarity, subject to Sections 4.1.2(a) and 5.6 and without limiting Sigilon’s supply-related obligations hereunder (including under Sections 7.5 and 7.6) and under any other written agreement between the Parties, Sigilon shall have no obligation to assist in the development of or fund any activities with respect to any Licensed Products other than as expressly provided under the Research Plan, unless mutually agreed by the Parties in writing.

(b)                                 Following Lilly’s approval of the IND Filing Package, Lilly agrees to use Commercially Reasonably Efforts to file within [***] months from such approval, in its own name, such IND Filing Package with the proper Regulatory Authority; provided, that, if at any time Lilly anticipates it will not file within such [***] month period, then Lilly will promptly notify Sigilon of such anticipated delay (and in any event, no later than [***] days following Lilly’s determination that new information unavailable at the time of such approval may cause such a delay) and the Parties will discuss the reasons for such delay, including any new information or factors that have arisen since Lilly’s approval of the IND Filing Package. Lilly shall provide or make available to Sigilon a copy of the IND Filing Package in the form submitted to such Regulatory Authority within [***] days following filing thereof.  Lilly shall pay all filing fees associated with such filing.

4.1.4                     Costs of Research Activities.

(a)                                 Sigilon Responsibilities.  Subject to Section 4.1.2(d) and Lilly’s obligations under Section 4.1.4(c), Sigilon will be responsible for all costs and expenses associated with the Sigilon Research Activities.  For clarity, notwithstanding Lilly’s obligations under Section 4.1.4(c), if Sigilon exercises its final decision making authority under Section 3.6.1 to amend the Research Plan to remove any study or test from the Research Plan and the Regulatory Authority with which the first IND will be filed subsequently requires that such study or test be conducted in order to achieve IND Approval, then Sigilon shall conduct such study or test, and shall be responsible for the costs of such study or test.

(b)                                 Lilly Responsibilities.  Lilly will be responsible for all costs and expenses associated with the Lilly Research Activities.

(c)                                  Additional Costs.  Lilly will be responsible for, and Sigilon shall not be responsible for (except as set forth in the final sentence of Section 4.1.4(a)), any costs (including FTE Costs) associated with Sigilon Research Activities which are in excess of forty-two million five hundred thousand dollars ($42,500,000) (including any such costs incurred pursuant to a JRC Approved Amendment).  Sigilon will invoice Lilly on a Calendar Quarter basis for any such costs (including FTE Costs) and will provide supporting documentation with respect to items included in any such invoice; provided that, if the costs for any single item or activity are in excess of [***] dollars ($[***]), Sigilon may invoice Lilly within [***] days of incurring such costs rather than at the end of the relevant Calendar Quarter.  Lilly will reimburse Sigilon within [***] days after the receipt of an invoice for such costs.  Lilly shall have the right to audit the costs incurred by Sigilon in performing the Sigilon Research Activities by way of Section 8.3.4 applied mutatis mutandis (with appropriate substitution/replacement of relevant Party and subject matter references).

4.1.5                     Key Criteria.  The Key Criteria as of the Effective Date are attached hereto as Schedule 1.82. The JRC shall review such Key Criteria at least annually in light of results obtained under the Research Plan and other relevant information.  Sigilon shall provide written notice to the JRC of any Licensed Product identified or developed by or on behalf of Sigilon that Sigilon reasonably believes satisfies the Key Criteria.  The JRC shall review the data and information associated with such Licensed Product and make a decision as to whether it satisfies the applicable Key Criteria.  Any disputes as to whether such Key Criteria have been met shall be resolved as set forth in Section 3.6.1.

4.2                               Compliance.

4.2.1                     Applicable Laws.  Sigilon shall perform the Sigilon Research Activities and Lilly shall perform the Lilly Research Activities in compliance with all Applicable Laws.  For clarity, with respect to each activity performed under the Research Plan that will or would reasonably be expected to generate Research Data to be submitted to a Regulatory Authority in support of an IND, each Party shall comply with the regulations and guidance of the FDA that constitute GRP, GLP or GMP (or, if and as appropriate under the circumstances, International Conference on Harmonization (“ICH”) guidance or other comparable regulation and guidance of any Regulatory Authority in any country or region in the Territory).

4.2.2                     Compliance with Anti-Corruption Laws.  In connection with this Agreement, Sigilon will comply with all applicable local, national, and international laws, regulations, and industry codes dealing with government procurement, conflicts of interest, corruption or bribery, including, if applicable, the U.S. Foreign Corrupt Practices Act of 1977 (“FCPA”), as amended, and any laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

4.2.3                     Prohibited Conduct.  In connection with this Agreement, Sigilon has not made, offered, given, promised to give, or authorized, and will not make, offer, give, promise to give, or authorize, any bribe, kickback, payment or transfer of anything of value, directly or indirectly, to any person or to any Government Official for the purpose of:  (a) improperly influencing any act or decision of the person or Government Official; (b) inducing the person or Government Official to do or omit to do an act in violation of a lawful or otherwise required duty; (c) securing any improper advantage; or (d) inducing the person or Government Official to improperly influence the act or decision of any organization, including any government or government instrumentality, to assist Sigilon or Lilly in obtaining or retaining business.

4.2.4                     Certain Standards Applicable to Sigilon Work.  All research done by Sigilon for non-regulated work under this Agreement will be conducted in accordance with the Research Plan, GRP, Eli Lilly and Company Animal Care and Use Requirement for Animal Researchers and Suppliers as set forth in Schedule 4.2.4 and all applicable data privacy and security laws and regulations.  For purposes of this Agreement, if Lilly requests, Sigilon will complete a self-assessment examination form based on such quality standards.

4.2.5                     Compliance Audits.  Without limiting Section 7.4.1 (which is specific to Manufacturing-related audits), or Section 8.3.4 (which is specific to financial audits) and other Sections cross-referencing to Section 8.3.4, Lilly shall have the right prior to the Research Completion Date to audit Sigilon and the facility(ies) where Sigilon is performing activities under the Research Plan, including reviewing such documents and records as is reasonably necessary for assessing Sigilon’s compliance with this Agreement; provided, that Lilly may conduct such an audit of Sigilon following the Research Completion Date to the extent that such an audit is required by Applicable Law or is necessary or useful in responding to a request from a Regulatory Authority.  Such audit and document review shall be conducted during business hours no more than once annually and only upon [***] days’ advance notice by Lilly and the mutual agreement of the Parties as to the specific date and time for such audit; provided, however, that in the case of audits for cause, the once annual audit limit shall not apply and Lilly shall request such audit upon at least [***] days’ advance written notice.  It is understood that Lilly undertakes no obligation to inspect, audit or qualify the facility(ies) and any inspection conducted hereunder is for Lilly’s sole interest without undertaking any obligation or liability to Sigilon or any other person or entity.  Any audit under this Section 4.2.5 conducted by or on behalf of Lilly shall not relieve Sigilon from any of its obligations or liabilities under this Agreement.

4.2.6                     Compliance with Internal Compliance Codes.  All Internal Compliance Codes shall apply only to the Party to which they relate.  The Parties agree to cooperate with each other to insure that each Party is able to comply with the substance of its respective Internal Compliance Codes and, to the extent practicable, to operate in a manner consist with its usual Compliance related processes. Neither Party shall be obligated to pursue any course of conduct that would result in such Party being in material breach of any Internal Compliance Codes or Party Specific Regulations applicable to it.  All Internal Compliance Codes and Party Specific Regulations are binding only in accordance with their terms and only upon the Party to which they relate.

4.2.7                     Subcontractors and Agents.  Each Party agrees that it will not retain any subcontractor, representative, or agent in connection with the performance of this Agreement without requiring such subcontractor, representative, or agent to enter into a written agreement with such Party requiring compliance with Applicable Laws, including anti-corruption laws, and the obligations set forth in this Section 4.2 (to the extent applicable) prior to any involvement in connection with this Agreement.

4.3                               Record Keeping.  Each Party shall maintain complete and accurate records (paper or electronic as applicable) of its research and Development activities in sufficient detail, including in sufficient detail for purposes of making patent filings, in good scientific manner, or otherwise in a manner that reflects all work done and results achieved, as well as with respect to FTEs in order to validate and confirm any FTE Costs.

5.                                      DEVELOPMENT ACTIVITIES; REGULATORY ACTIVITIES

5.1                               Responsibility for Development.  As between the Parties, Lilly shall have the sole right and responsibility, at its sole cost and expense, for the conduct of all Development activities applicable to any Licensed Product in the Territory, including the Manufacture and supply of such Licensed Product in such quantities as required for such Development activities pursuant to this Agreement (subject to Sigilon’s manufacturing rights and obligations under Article 7).

5.2                               Engagement of Third Party Contractors.  Lilly shall have the right to engage Third Party contractors to perform any of its Development activities, subject to Section 2.1.4 (to the extent applicable).

5.3                               Development Diligence.  Lilly shall use [***] during the Term to Develop, either itself or through one or more Affiliates or Sublicensees, at least one (1) Licensed Product in at least one (1) Indication and shall commit such resources (including employees, agents, consultants, facilities, equipment and materials) as are necessary to comply with such diligence obligation.  For purposes of clarity, on the earlier of the (a) date that the First Commercial Sale of a Licensed Product occurs in the United States and at least three of the Major EU Markets or (b) Commercial Diligence Completion Date, Lilly’s obligations under this Section 5.3 shall cease.

5.4                               Progress Reports.  Until the Commercial Diligence Completion Date, Lilly shall keep the JRC regularly informed of the progress of its efforts to Develop Licensed Products, and, upon termination of the JRC, shall provide once-annual written updates to Sigilon within [***] days following Sigilon’s request therefor delivered to Lilly’s Alliance Manager, including a high-level summary of material (a) Clinical Trials completed, (b) work-in-progress, (c) current schedules or anticipated events or milestones, and (d) Development-related transaction(s) involving Licensed Products, which summaries shall include relevant activities conducted and being conducted by Affiliates or Sublicensees.  In addition, until the Commercial Diligence Completion Date, upon the reasonable request of Sigilon, but no more frequently than one time in each Calendar Year, Lilly and Sigilon shall meet by telephone, videoconference, or in-person at a mutually agreeable location to discuss the topics described in the progress reports, and such other topics related to Licensed Products as Sigilon may reasonably request.

5.5                               Regulatory Matters.  The Parties acknowledge and agree that Section 4.1.2 will control with respect to regulatory matters prior to achieving IND Package Readiness, and that this Section 5.5 will control regulatory matters from and after IND Package Readiness.

5.5.1                     Regulatory Filings.  As between the Parties, Lilly shall have the sole right and responsibility for (a) preparing (subject to Section 4.1.2), filing and maintaining all Regulatory Filings for Licensed Products in its own name in the Territory and (b) reporting to Regulatory Authorities all Adverse Events and Serious Adverse Events occurring in any Clinical Trial conducted by or on behalf of Lilly related to Licensed Products, to the extent required by Applicable Laws.

5.5.2                     Licensed Product-Related Regulatory Interactions.  From and after the Research Completion Date, as between the Parties, Lilly shall be solely responsible for any communications with any Regulatory Authorities regarding the Licensed Products.  In the event that Sigilon receives any communication from a Regulatory Authority following the Research Completion Date, Sigilon shall refer such Regulatory Authority to Lilly and shall not otherwise communicate with such Regulatory Authority without Lilly’s prior written consent.

5.5.3                     Regulatory Interactions Regarding Encapsulation Technology.

(a)                                 During the period commencing with the Effective Date and until the Commercial Diligence Completion Date, Sigilon will keep Lilly apprised, on a timely basis, of any interactions with or feedback from any Regulatory Authorities with respect to any product comprising cells or active agents, other than Islet Cells, that are encapsulated or otherwise formulated for delivery using a formulation incorporating, or produced by, or otherwise using the Encapsulation Technology, as and to the extent such information is relevant to or useful in the Development and Regulatory Approval of Licensed Products, including where applicable, summaries of key regulatory documents submitted to or received from Regulatory Authorities with respect thereto.  Notwithstanding the forgoing to the contrary, Sigilon shall have the right to redact from such summaries any information that is subject to obligations of confidentiality with a Third Party; provided, that any such redactions may not pertain to the Encapsulation Technology itself (including the use thereof).

(b)                                 During the period commencing with the Effective Date and until the date of receipt of the first Marketing Authorization for the first Licensed Product (or the termination of this Agreement, if earlier), Lilly will keep Sigilon apprised, on a timely basis, of any interactions with or feedback from any Regulatory Authorities with respect to the Encapsulation Material, as and to the extent such information is relevant to or useful in the development of Sigilon’s products which are other than Licensed Products, or the Encapsulation Technology generally, including where applicable, summaries of key regulatory documents submitted to or received from Regulatory Authorities with respect thereto.  Notwithstanding the forgoing to the contrary, Lilly shall have the right to redact from such summaries any information that is (i) subject to obligations of confidentiality with a Third Party or (ii) related to Islet Cells or the Field; provided, that any such redactions may not pertain to the Encapsulation Technology itself (including the use thereof).

5.6                               Know-How Sharing; Cooperation.  On such timing following the Effective Date as the Parties may reasonably agree, and in any event no later than [***] month anniversary of the Effective Date, and from time to time thereafter, but in any event upon Lilly’s reasonable request, Sigilon shall disclose or make available to Lilly copies of the physical embodiments of the Sigilon Know-How existing as of such time (and will use reasonable efforts to obtain all such Sigilon Know-How in Sigilon’s contract researchers’ possession) to the extent not previously provided or made available to Lilly, and in all cases, excluding Sigilon Know-How relating solely to the Manufacture of either Licensed Products or Encapsulation Material (except for such Manufacturing-related Know-How as is required by Lilly in connection with regulatory interactions or submissions for the Licensed Product, which Know-How will be provided upon Lilly’s request); provided, that, the Parties acknowledge and agree that the foregoing Sigilon Know-How transfer, particularly the initial such transfer, shall not require the transfer of all Sigilon Know-How at one time and the transfer will be calibrated to the Sigilon Know-How that is necessary or useful for Lilly to exercise its rights under this Agreement at the relevant point in time.  Until the [***], upon Lilly’s reasonable request, Sigilon will provide technical assistance to Lilly subject to reimbursement by Lilly of Sigilon’s pre-approved (by Lilly) out of pocket costs and expenses, and reasonably cooperate with Lilly in connection with the transfer and disclosure of such Sigilon Know-How and the Development of any Licensed Products, including making its employees and non-employee consultants reasonably available to consult with Lilly on issues arising during Lilly’s Development and in connection with any request related to a Licensed Product or its Development from any Regulatory Authority, including regulatory, scientific, technical and clinical testing issues; provided, that, Sigilon shall provide up to [***] hours per Calendar Year of the assistance described in this Section 5.6 at no charge, and any hours in excess of such limit shall be charged to Lilly at the FTE Rate (such assistance in total not to exceed [***] hours).  To be clear, the transfer of Sigilon Know-How in respect of Manufacturing either the Licensed Products or Encapsulation Technology shall not be governed by this Section 5.6, except as expressly set forth above, but shall be as set forth in Section 7.46 (and Section 7.35 to the extent applicable).

6.                                      COMMERCIALIZATION OF PRODUCTS

6.1                               Responsibility for Commercialization of Licensed Products.  As between the Parties, Lilly shall be solely responsible, at its sole cost and expense, for the conduct of all aspects of the Commercialization of Licensed Products in the Territory, including (a) the conduct of: (i) all activities related to Clinical Trials, and (ii) all pre-marketing, marketing, promotion, sales, distribution, import and export activities (including securing reimbursement, sales and marketing and conducting any post-marketing trials or databases and post-marketing safety surveillance); (b) making all Regulatory Filings for Licensed Products and filing and prosecuting all Drug Approval Applications and otherwise seeking all Regulatory Approvals for any Licensed Products within the Territory, as well as all correspondence and communications with Regulatory Authorities regarding such matters; (c) reporting of all Adverse Events to Regulatory Authorities if and to the extent required by Applicable Laws; (d) the timing for the launch of Licensed Products and for submitting applications for reimbursement with respect to Licensed Products in any country in the Territory; and (e) booking all sales of Licensed Products in the Territory.

6.2                               Commercialization Diligence.  Subject to obtaining Regulatory Approval for a Licensed Product, Lilly shall use Commercially Reasonable Efforts to Commercialize, either itself or through one or more Affiliates or Sublicensees, at least [***] Licensed Product in at least [***] through the date that there have been [***] in [***] (such date, the “Commercial Diligence Completion Date”).

6.3                               Compliance.  Lilly shall perform its Commercialization obligations in compliance in all material respects with all Applicable Laws.  For purposes of clarity, with respect to each Commercialization activity that will or would reasonably be expected to be submitted to a Regulatory Authority in support of a Regulatory Filing or Drug Approval Application, Lilly shall comply in all material respects with GLPs, GMPs or Good Clinical Practices (or, if and as appropriate under the circumstances, ICH guidance or other comparable regulation and guidance of any Regulatory Authority in any country or region in the Territory).

6.4                               Commercialization Reports.  Until the Commercial Diligence Completion Date, Lilly shall provide a once-annual written update to Sigilon, within [***] days following Sigilon’s request therefor delivered to Lilly’s Alliance Manager, regarding the progress of its efforts to Commercialize Licensed Products in the Territory by providing a high-level summary describing, for each of the U.S., Major EU Countries, and Japan, current schedules or anticipated events or milestones, and significant Commercialization-related transaction(s) involving Licensed Products, which summaries shall include relevant activities conducted and being conducted by Affiliates or Sublicensees.

6.5                               Use of Sigilon Trademarks.  Following IND Approval, should Lilly determine that it desires to use one or more trademarks of Sigilon used in connection with the Encapsulation Technology or the Encapsulation Material for use in connection with the marketing and sale of one or more Licensed Products, it shall so inform Sigilon in writing, including a description of the use which Lilly intends to make of such Sigilon trademark.  Upon receipt of such notice and Sigilon’s approval of such use of its trademark, Sigilon and Lilly will enter into a trademark license agreement with respect to such use, which agreement will contain standard terms and conditions for agreements of such type and will not require any payments from Lilly to Sigilon.

7.                                      MANUFACTURE AND SUPPLY

7.1                               Cell Line Development and Supply.

7.1.1                     Cell Line Providers and Cell Line Agreements.

(a)                                 As more fully detailed in the Research Plan, the Parties shall identify and evaluate one or more potential Third Parties to provide:  (i) cell lines for Islet Cells, (ii) protocols for differentiating the composition of Islet Cells produced by such cell lines (“Differentiation Protocols”), and (iii) supply services using such cell lines and Differentiation Protocols to provide Islet Cells (in the case of subclause (iii), subject to a successful technical assessment and quality audit by Lilly), to be used (at least prior to IND Filing Readiness) in both the research and development of Licensed Products under the Research Plan as well as Development and Commercialization of Licensed Products (such Third Party(ies), as context requires, either collectively or individually each a, “Cell Line Provider”).  The Parties acknowledge and agree that there may be a single Cell Line Provider, or there may be more corresponding to the distinct subject matter described in the foregoing subclauses (i), (ii), and (iii).

(b)                                 Following identification of potential Cell Line Providers, the Parties shall mutually agree upon the selection of such Cell Line Providers. As between the Parties, and subject to Lilly’s prior written consent with respect to the terms and conditions of any such Cell Line Agreement, not to be unreasonably withheld or delayed, it being understood that time is of the essence in entering into any such Cell Line Agreement, Sigilon will enter into the contractual arrangement with the Cell Line Providers for work to be done under the Research Plan and incorporated in the IND filing for the first Licensed Product (as context requires, either collectively or individually each a, “Cell Line Agreement”); provided, that Sigilon will keep Lilly reasonably informed regarding the terms and conditions of each Cell Line Agreement and shall, at Lilly’s request, permit Lilly to participate in direct discussions and negotiations with Cell Line Providers.

(c)                                  Each Cell Line Agreement shall at a minimum provide for:  (i) Lilly being an intended third party beneficiary of such agreement, (ii) Lilly having the right to enter into a direct agreement with such Cell Line Provider for later stage clinical and commercial phases (and the amounts to be charged to Lilly in connection therewith), as well as earlier access to the extent Lilly becomes responsible for earlier supply, and (iii) an allocation of intellectual property rights and physical material ownership consistent with Section 7.1.3.

(d)                                 All costs incurred in connection with, including under, one or more Cell Line Agreements prior to the Research Completion Date will be assumed by Sigilon, provided, however, that if such costs exceed [***] dollars ($[***]), Lilly will be responsible for such costs in excess of [***] dollars ($[***]), provided further that, at the time of the Research Completion Date, if Sigilon has not incurred [***] dollars ($[***]) or more in costs and expenses (including FTE Costs) associated with the Sigilon Research Activities pursuant to Section 4.1.4(a), then Sigilon shall be responsible for and shall reimburse Lilly for, such amounts in excess of such [***] dollars ($[***]) until such time as Sigilon has incurred [***] dollars ($[***]) in costs and expenses (including FTE Costs) associated with Sigilon Research Activities (including any additional costs it is responsible for pursuant to Section 4.1.4(c)).

7.1.2                     Hand-off.  Lilly will enter into the contractual arrangement with the Cell Line Provider(s) for later stage clinical and commercial phases and Sigilon shall assign over to Lilly any earlier stage contractual arrangement with any such Cell Line Provider(s) as soon as reasonably practicable; provided, that, at Lilly’s discretion, it shall have the right to determine whether Sigilon shall remain the party to any such earlier contractual arrangement (and the Party to enter into later stage clinical and commercial phases agreements) with the Cell Line Provider(s), subject to Lilly being responsible for the costs incurred under such agreements and Sigilon agreeing to such arrangement.  If Lilly does not desire to enter into any such a contractual arrangement with a Cell Line Provider previously under contract with Sigilon, or does not desire for Sigilon to remain the party to any such contractual arrangement, then Sigilon shall terminate any such contractual arrangement with any such Cell Line Provider(s).

7.1.3                     Cell Line IP and Cell Banks.  To the extent any Know-How (including any patentable invention) related to Islet Cells (e.g., Islet Cells differentiation and optimization) is generated under a Cell Line Agreement, or otherwise in the performance of this Agreement (“Cell

Line IP”) as between the Parties it shall be owned by Lilly, and Sigilon hereby assigns to Lilly any right or interest it may have in any Cell Line IP and such Cell Line IP will be included within Lilly Patent Rights and Lilly Know-How licensed hereunder.  In addition, the Parties acknowledge and agree that Lilly is and will be the owner of all cell lines for Islet Cells (including cell banks), and the Differentiation Protocols, and obtained under a Cell Line Agreement or otherwise generated during the performance of activities under this Agreement, and Sigilon hereby assigns to Lilly any right or interest it may have in any of the foregoing.

7.2                               Pre-IND and Phase I Supply.  Prior to the Research Completion Date for the first Licensed Product, Sigilon will be responsible for supplying itself with sufficient quantities of Licensed Product (including [***] for the conduct of the Sigilon Research Activities. Subject to Sections 4.1.2(c), 4.1.4(c) and 7.1.1(d), Sigilon will be responsible for all costs associated with such supply of Licensed Product for Sigilon Research Activities for the first Licensed Product.  In addition, and subject to a successful quality audit of Sigilon (including key component suppliers) by Lilly (that is in addition to any other audit rights set forth in this Agreement) and the Parties entering into appropriate supply agreements and Quality Agreements no later than [***] of the Effective Date, Sigilon, except as provided below, will be responsible (at Sigilon’s sole cost and expense, but subject to Sections 4.1.4(c) and 7.1.1(d).) for the manufacture and supply of Licensed Product to Lilly for use in the first Phase 1 Clinical Trial for the first Licensed Product; provided, that Lilly will be solely responsible for determining the suitability of any materials (including Licensed Product or any component thereof) supplied by Sigilon or Sigilon’s Third Party suppliers and accepting or rejecting such materials for use in Lilly’s Clinical Trials.  Lilly will determine, in accordance with applicable regulatory requirements, all Licensed Product quality standards for Licensed Product to be used in such Phase I Clinical Trial (or for any later Clinical Trial or commercial supply) including: stability; process validation and pre-approval inspection preparation; common specifications; assay methodology and storage conditions.  Lilly will also determine in accordance with applicable regulatory requirements such Licensed Product quality standards that must be included in any manufacturing requirements for Licensed Product for such Phase 1 Clinical Trial.

7.3                               Later Clinical and Commercial Supply of Encapsulation Material.

7.3.1                     Licensed Product Supply.  Following the IND Approval for the first Licensed Product and subject to Sigilon’s supply responsibilities under Section 7.2 and supply rights under Section 7.3.2 (including in the event that Sigilon fails the quality audit to be conducted by Lilly with respect solely to supply of Licensed Product for Phase 1 Clinical Trials under Section 7.2 but not with respect to its continued right to supply Encapsulation Material), Lilly will be responsible for the global supply chain including obtaining sufficient quantities of Islet Cells and final activities associated with encapsulating such Islet Cells with the Encapsulation Material and finishing the Licensed Product, for both clinical and Commercialization purposes.  For clarity, the foregoing sentence means that Lilly will work directly with any Cell Line Provider or may identify alternative sources at its own sole discretion.

7.3.2                     Encapsulation Material Supply.

(a)                                 Sigilon Supply Rights.  Notwithstanding the foregoing Section 7.3.1, subject to Section 7.3.2(b), Sigilon will have the right, and the obligation, to supply Lilly’s requirements for the Encapsulation Material to be used in the manufacture of Licensed Products for clinical and Commercial use.  In order for Sigilon to maintain such supply right, it shall be required to meet (or have its contract manufacturers meet) certain objective manufacturing readiness and regulatory and quality milestones appended to this Agreement as Schedule [***].  Sigilon’s supply of the Encapsulation Material shall be done pursuant to a clinical supply agreement and Quality Agreement to be entered into by the Parties, and a separate supply agreement and Quality Agreement for commercial supply, which will include appropriate supply contingency plans, define supply defaults and remedies therefor, and certain manufacturing and scale up matters and otherwise be consistent with the terms of this Agreement.  Notwithstanding the foregoing, Lilly will be solely responsible for determining the suitability of the Encapsulation Materials supplied by Sigilon or Sigilon’s Third Party suppliers and accepting or rejecting such Encapsulation Material for use as a component in the manufacture of Licensed Product for use in Lilly’s Clinical Trials or for Commercial purposes.  Sigilon will provide the Encapsulation Material to Lilly for clinical and Commercialization purposes at a price equal to [***] percent ([***]%) of its Manufacturing Costs therefor.  Lilly shall have the right to audit Sigilon’s Manufacturing Costs by way of Section 8.3.4 applied mutatis mutandis (with appropriate substitution/replacement of relevant Party and subject matter references) or as otherwise provided for in the applicable supply agreement.

(b)                                 Supply Failure.  If Sigilon fails to satisfy the Supply Qualification Milestones, or Sigilon experiences a supply failure as defined under the applicable supply agreement, Lilly will have the right to (i) terminate (or reduce) Sigilon’s rights to supply Encapsulation Material to Lilly for clinical and commercial purposes, and (ii) enter into direct supply agreement and quality agreements to have manufactured the Encapsulation Material for use in the Manufacture of Licensed Products through one or more Third Party contract manufacturers acceptable to both Parties (such acceptance not to be unreasonably withheld, conditioned or delayed) for purposes of its entire requirements (or a portion thereof).  If Sigilon satisfies the Supply Qualification Milestones, but defaults on its obligations (as defined under the Parties’ applicable supply agreements and Quality Agreements), Lilly will have the right to require that Sigilon either assign to Lilly its agreement with Sigilon’s third party manufacturer(s) of Encapsulation Material but only for use in the Manufacture of Licensed Products and/or designate one or more other Third Party contract manufacturers acceptable to Sigilon (such acceptance not to be unreasonably withheld, conditioned or delayed) for purposes of its entire requirements (or a portion thereof).  In any such event, Sigilon shall conduct a manufacturing technology transfer as set forth in Section 7.5.

(c)                                  Establishment of Second Source.  At such time as Lilly desires to establish one or more secondary supply sources (independent of any supply failure), but in no event earlier than [***] it shall so inform Sigilon and Sigilon shall cooperate with Lilly in establishing and qualifying such second source, at Lilly’s cost and expense, including enabling such designated second source to manufacture such quantities of Encapsulation Materials as are necessary to ensure that any such facilities are able to immediately fulfill Lilly’s requirements for Encapsulation Material in the event that Lilly’s rights under Section 7.3.2(b) are triggered.  In furtherance of the foregoing, Sigilon shall conduct a manufacturing technology transfer as set forth in Section 7.5 to enable such second source Third Party manufacturer referred to above in Section 7.3.2(b) to be qualified to manufacture Encapsulation Materials.

7.4                               General Supply Terms.  The terms and conditions set forth in this Section 7.4 may be augmented or otherwise revised as the Parties may agree in an applicable supply agreement or Quality Agreement.

7.4.1                     Visits to Facilities.  Without limiting Section 4.2.5 (which is specific to Agreement compliance-related audits), or Section 8.3.4 (which is specific to financial audits) and other Sections cross-referencing Section 8.3.4, Lilly shall have the right to conduct routine audits of Sigilon and its Third Party suppliers to ensure compliance with GMP during normal business hours no more than once annually (per facility at which Manufacturing is occurring) and only upon at least [***] days’ advance notice by Lilly and the mutual agreement of the Parties as to the specific date and time for such audit; provided, however, that in the case of audits for cause, or to determine GMP compliance, the once annual audit limit shall not apply and Lilly shall request such audit upon at least [***] days advance written notice.  In addition, Sigilon will make all reasonable efforts to comply with requests for disclosure of information, including answering questionnaires and narrowly tailored audit inquiries, to enable Lilly to ensure compliance with all Applicable Laws, including anti-corruption laws, and this Agreement.

7.4.2                     Notice of Inspections.  Sigilon shall provide notice to Lilly within [***] business days of its receipt of any requested or commenced governmental or regulatory review, audit or inspection of its facility (or any of its Third Party suppliers), processes, Encapsulation Technology, or Encapsulation Material or Licensed Products.  Sigilon shall provide Lilly with the results of any such review, audit or inspection.  Lilly shall be given the opportunity to provide assistance to Sigilon in responding to any such review, audit or inspection.

7.5                               Encapsulation Material Manufacturing Technology Transfer.  If Lilly’s rights under Section 7.3 to have manufactured Encapsulation Material are triggered, upon Lilly’s written request, Sigilon will disclose or deliver to the agreed upon Third Party contract manufacturer, all Sigilon Know-How that is necessary or useful to enable such Third Party contract manufacturer to manufacture Encapsulation Material for use in the Manufacture of Licensed Products and Sigilon will provide reasonable technology transfer assistance in connection with the foregoing up to [***] hours per Calendar Year; provided that any hours spent in providing such assistance in excess of such [***] hours shall count against the number of hours of technical assistance to be provided by Sigilon under Section 5.6.

7.6                               Finished Product Manufacturing Transfer.  Without limiting Sigilon’s obligations under the Research Plan, upon Lilly’s request, Sigilon will disclose or deliver or otherwise make available to Lilly, or a contract manufacturer designated by Lilly (and under binder of confidentiality), all Sigilon Know-How pertaining to the finished Manufacture of Licensed Products incorporating the Islet Cells and Encapsulation Material that is necessary or useful to enable Lilly or a contract manufacturer to so conduct such finished manufacture of such Licensed Product and Sigilon will provide reasonable technology transfer assistance in connection with the foregoing up to [***] hours per Calendar Year; provided that any hours spent in providing such assistance in excess of such [***] hours shall count against the number of hours of technical assistance to be provided by Sigilon under Section 5.6.

8.                                      CONSIDERATION

8.1                               License Issuance Fee.  In partial consideration of the rights granted by Sigilon to Lilly hereunder, Lilly shall pay to Sigilon a one-time, non-refundable and non-creditable license issuance fee of sixty-two million five hundred thousand U.S. Dollars (U.S. $62,500,000) within [***] days after the Effective Date.

8.2                               Milestone Payments.

8.2.1                     Regulatory Milestones.  Lilly shall make the following one-time, non-refundable, non-creditable payments to Sigilon within [***] days after the first achievement of each of the following milestone events by each of the first [***] distinct Licensed Products (i.e., that is subject to a different IND and Drug Approval Application) to achieves each such milestone:

Milestone Event		Milestone Payment ($ US Dollars)
a)	[***]	$	[***]
b)	[***]	$	[***]
c)	[***]	$	[***]
d)	[***]	$	[***]
e)	[***]	$	[***]
f)	[***]	$	[***]
g)	[***]	$	[***]
h)	[***]	$	[***]
i)	[***]	$	[***]

Notwithstanding the foregoing to the contrary, (i) the amount of any Milestone Payment payable upon achievement of a Milestone Event with respect to the second or third Licensed Product to achieve such Milestone Event shall be reduced by [***] percent ([***]%) of the amounts set forth above, (ii) Milestone Payment a) above shall only be payable with respect to the first Licensed Product, and (iii) Milestone Payment d) above shall be payable concurrently with Milestone Payment c) above if the applicable Phase II Clinical Trial constitutes a Pivotal Trial.

8.2.2                     Sales Milestones.  Lilly shall make the following one-time, non-refundable, non-creditable payments to Sigilon within [***] days after the first achievement of each of the following milestone events as determined by aggregating Annual Net Sales of all Licensed Products:

Milestone Event	Milestone Payment ($ US Dollars)
[***]	$	[***]
[***]	$	[***]
[***]	$	[***]

In the event two (2) or more sales Milestone Events are achieved in the same Calendar Year, Lilly shall pay to Sigilon each milestone payment corresponding to the respective Milestone Event, following the Calendar Quarter in which such sales milestone event occurred.

8.2.3                     Notice and Payment of Milestones.  Lilly shall provide Sigilon with prompt written notice upon the occurrence of each Milestone Event set forth in Section 8.2.1 and 8.2.2.  If Sigilon believes any such Milestone Event has occurred and it has not received a written notice of same from Lilly, it shall so notify Lilly in writing and shall provide to Lilly documentation or other information that supports its belief.

8.3                               Payment of Royalties; Royalty Rates; Accounting and Records.

8.3.1                     Payment of Royalties.  Lilly shall pay Sigilon royalties, on a Licensed Product-by-Licensed Product and country-by-country basis, on Annual Net Sales of each Licensed Product in each Calendar Year (or partial Calendar Year), commencing with the First Commercial Sale of such Licensed Product in any country in the Territory and ending upon the last day of the last Royalty Term for such Licensed Product, at the following incremental rates:

Annual Net Sales of such Licensed Product Increment	Royalty Rate (%)
For that portion up to [***]dollars ($[***])	[***]
For that portion greater than [***] dollars ($[***]) but less than or equal to [***] dollars ($[***])	[***]
For that portion greater than [***] dollars ($[***]) but less than or equal to [***] dollars ($[***])	[***]
For that portion greater than [***] dollars ($[***]) but less than or equal to [***] dollars ($[***])	[***]
For that portion greater than [***] dollars ($[***])	[***]

8.3.2                     Adjustments to Royalty Payments.

(a)                                 No Patent Coverage.  Notwithstanding anything to the contrary in Section 8.3.1, if any Licensed Product is sold in a country and the composition of matter, a

Regulatory Authority-approved method of use, or the Encapsulation Material as a component of such Licensed Product is not Covered by a Valid Claim of a Sigilon Patent Right in such country, the royalty rates applicable to Net Sales in such country shall be reduced by [***] percent ([***]%) of the rates set forth in Section 8.3.1 above, continuing until the last day of the applicable Royalty Term with respect to such Licensed Product and such country at issue.  The Parties hereby acknowledge and agree that royalties that are payable for a Licensed Product for which no Sigilon Patent Rights exist shall be in consideration of (i) Sigilon’s expertise and know-how concerning its development of the Sigilon Know-How and its other development activities conducted prior to the Effective Date; (ii) the rights granted to Lilly hereunder with respect to the Sigilon Know-How that are not within the claims of any Patent Rights Controlled by Sigilon; (iii) the restrictions on Sigilon in Section 2.4.1; and (iv) the “head start” afforded to Lilly by each of the foregoing.

(b)                                 Third Party IP Payments.

(i)                                     During the Term, Lilly will have the right to negotiate and obtain a license from one or more Third Parties, including any Third Party license to Patent Rights which Cover, or Know-How which is necessary to, the Encapsulation Material used in a given Licensed Product (or its use or manufacture), if in the absence of such a license the exploitation of the applicable Licensed Product in a manner consistent with using Lilly’s Commercially Reasonable Efforts to Develop, Manufacture and Commercialize the Licensed Product under this Agreement would, in Lilly’s good faith assessment and on advice of counsel, infringe or misappropriate such Third Party’s Patent Rights or Know-How (each such Third Party license is referred to herein as a “Third Party License”).  Except as otherwise provided in this Agreement, any payments owed to any Third Party in consideration for such a Third Party License that are reasonably apportionable to the relevant Licensed Product (collectively, the “Third Party Payments”) shall be creditable against royalties payable to Sigilon under Section 8.3.1, provided that Lilly consulted with Sigilon with respect to such Third Party License and considered Sigilon’s comments in good faith, Lilly may take such credit during the Calendar Quarter for which royalties are payable hereunder; provided, that in no event will such credit reduce the royalties payable to Sigilon for such Calendar Quarter by more than [***] percent ([***]%); provided, further, that, any credit not applied because of such [***] percent ([***]%) reduction floor may be carried forward to future Calendar Quarters.  For clarity, Lilly shall not have the right to offset pursuant to this Section 8.3.2(b)(i) any amounts paid by it, whether in the form of a patent or know-how royalty or milestone or other payment, for access to, supply, use, manufacture, or development of cell lines for Islet Cells or in connection with the use of any Differentiation Protocol.

(ii)                                  In the event that Sigilon disputes Lilly’s determination that any Third Party Payments are properly subject to the royalty offset provided under this Section 8.3.2(b) or Lilly’s allocation of any such Third Party Payments to a Licensed Product, Sigilon may by written notice to Lilly require that such dispute be resolved in accordance with Section 15.1 of this Agreement; provided that Lilly shall have the right to take royalty reductions pursuant to this Section 8.3.2(b) pending resolution of any such dispute; provided further, that if any such dispute is resolved in favor of Sigilon, then within [***] days of such resolution, Lilly shall pay to Sigilon any adjustment in royalties due pursuant to this Section 8.3.2(b) as required by such resolution.

(iii)                               This Section 8.3.2(b) shall not apply to any Third Party Payments payable by Lilly or any of its Affiliates or Sublicensees under any license or other agreement or understanding, written or oral, between Lilly or any of its Affiliates or Sublicensees, on the one hand, and any Third Party, on the other hand, in existence as of the Effective Date.

(iv)                              As between the Parties, Sigilon shall be solely responsible for any and all payments owed pursuant to the Upstream License Agreement resulting from any activities with respect to Licensed Products under this Agreement, including any payments of milestones or royalties with respect thereto.  Furthermore, as between the Parties, Sigilon shall be solely responsible for any and all payments including, Third Party Payments, payable by Lilly or any of its Affiliates or Sublicensees under any license or other agreement or understanding, written or oral, between Sigilon or any of its Affiliates or (sub)licensees, on the one hand, and any Third Party, on the other hand, in existence as of the Effective Date.

(c)                                  Limit on Royalty Reductions.  Notwithstanding anything to the contrary in [***], in no event shall the royalties owed under Section 8.3.1 with respect to a Licensed Product in a country be reduced by operation of Section 8.3.2(a) and (b) by more than [***] percent ([***]%) of what would otherwise be owed under Section 8.3.1 with respect to such Licensed Product in such country.  For purposes of clarity, this limitation [***].

(d)                                 Competing Generic.  In the event that one or more Third Parties sells a Competing Generic (as defined below) in any Calendar Quarter in any country in which a Licensed Product is then being sold by Lilly, then, (i) if only one Third Party is selling a Competing Generic in such country during such Calendar Quarter, the applicable royalties in effect with respect to such Licensed Product in such country as specified in Section 8.3.1 shall be reduced by [***] percent ([***]%); (ii) if only two Third Parties are selling Competing Generics in such country during such Calendar Quarter, the applicable royalties in effect with respect to such Licensed Product in such country as specified in Section 8.3.1 shall be reduced by [***] percent ([***]%); and (iii) if three or more Third Parties are selling Competing Generics in such country during such Calendar Quarter, the applicable royalties in effect with respect to such Licensed Product in such country as specified in Section 8.3.1 shall be reduced by [***] percent ([***]%).  For purposes of this Section 8.3.2(d), a “Competing Generic” means, with respect to a given Licensed Product and a given country in the Territory, a product sold by a Third Party in such country, other than as a Sublicensee of Lilly or its Affiliates under this Agreement, that (x) receives Marketing Authorization as a generic, follow-on, hybrid, biosimilar, or interchangeable product of such Licensed Product from the applicable Regulatory Authority in such country by referencing the Drug Approval Application (or data therein) for the Licensed Product or (y) which is approved under an abbreviated pathway under the BPCI Act or similar legislation in the relevant country.

8.3.3                     Payment Dates and Reports.  Royalty payments shall be made by Lilly with respect to each Licensed Product within [***] days after the end of each Calendar Quarter in which a sale of such Licensed Product shall occur, commencing with the Calendar Quarter in which the First Commercial Sale of such Licensed Product occurs.  Lilly shall also provide, at the same time each such payment is made, a report showing: (a) the Net Sales of each Licensed Product by type of Licensed Product and country in the Territory; (b) the applicable royalty rates for any Licensed Product in each country in the Territory; and (c) a calculation of the amount of royalty due to Sigilon.

8.3.4                     Records; Audit Rights.  Lilly and its Affiliates and Sublicensees shall keep and maintain for [***] years from the end of the Calendar Year in which Net Sales occurred (the “Retention Period”) complete and accurate records of gross sales and Net Sales by, as applicable, Lilly and its Affiliates and Sublicensees of each Licensed Product, in sufficient detail to allow royalties to be determined accurately.  Sigilon shall have the right during the applicable Retention Period to appoint at its expense a nationally recognized independent certified public accountant reasonably acceptable to Lilly to audit the relevant records of Lilly and its Affiliates and Sublicensees to verify that the amount of such payment was correctly determined. Lilly and its Affiliates and Sublicensees shall each make its records available for audit by such nationally recognized independent certified public accountant during regular business hours at such place or places where such records are customarily kept, upon [***] days’ written notice from Sigilon.  Such audit right shall not be exercised by Sigilon more than once in any Calendar Year or more than once with respect to sales of a particular Licensed Product in a particular period.  All records made available for audit shall be deemed to be Confidential Information of Lilly.  The results of each audit, if any, shall be binding on both Parties absent manifest error.  In the event there was an underpayment by Lilly hereunder, Lilly shall promptly (but in any event no later than [***] days after Lilly’s receipt of the report so concluding) make payment to Sigilon of any shortfall.  Sigilon shall bear the full cost of such audit unless such audit discloses an underreporting by Lilly of [***] percent ([***]%) and at least $[***] of the aggregate amount of royalties payable in any Calendar Year, in which case Lilly shall reimburse Sigilon for all reasonable costs incurred by Sigilon in connection with such audit.  In the event there was an overpayment by Lilly hereunder, Sigilon shall promptly (but in any event no later than [***] days after Sigilon’s receipt of the report so concluding) make repayment to Lilly of any such overage.

8.3.5                     Overdue Payments.  All payments not made by Lilly to Sigilon when due under this Agreement shall bear a simple interest at a rate equal to the lesser of the [***]-day LIBOR rate as quoted by the Wall Street Journal (eastern edition) on the date that payment is due or the maximum interest rate permitted by Applicable Laws.  Any such overdue payment shall, when made, be accompanied by, and credited first to, all interest so accrued.

8.3.6                     Payments; Withholding Tax.

(a)                                 Payments in Dollars.  All payments made by Lilly under this Article 8 shall be made by wire transfer from a banking institution in US Dollars in accordance with instructions given in writing from time to time by Sigilon, provided however that Lilly will disburse payments only to Sigilon’s jurisdiction of incorporation or to a jurisdiction in which Sigilon has a significant business presence.

(b)                                 Withholding Taxes.  If Applicable Laws require withholding of income or other taxes imposed upon any payments made by Lilly to Sigilon under this Agreement, including any VAT or sales tax, Lilly shall (i) make such withholding payments as may be required, (ii) subtract such withholding payments from such payments, (iii) submit appropriate proof of payment of the withholding taxes to Sigilon within a reasonable period of time, and (iv) promptly provide Sigilon with all official receipts with respect thereto.  Lilly shall render Sigilon reasonable assistance in order to allow Sigilon to obtain the benefit of any present or future treaty against double taxation which may apply to such payments.

9.                                      TREATMENT OF CONFIDENTIAL INFORMATION; PUBLICITY.

9.1                               Confidentiality.

9.1.1                     Confidentiality Obligations.

(a)                                 Sigilon and Lilly each recognizes that the other Party’s Confidential Information and Proprietary Materials constitute highly valuable assets of such other Party.  Sigilon and Lilly each agrees that, during the Term and for an additional [***] years after termination or expiration of this Agreement, (a) subject to Section 9.1.2, it will not disclose, and will cause its Affiliates not to disclose, any Confidential Information or Proprietary Materials of the other Party, (b) it will not use, and will cause its Affiliates not to use, any Confidential Information or Proprietary Materials of the other Party, except as expressly permitted in this Agreement, (c) it shall not attempt to reverse engineer, deconstruct or in any way determine the structure or composition of any of the other Party’s Proprietary Materials (provided, that it is understood that the foregoing shall not apply to any Encapsulation Materials), and (d) it will use the same efforts to protect the other Party’s Confidential Information as it does to protect its own similar Confidential Information (but, in any event, no less efforts than a reasonable Person in the industry would use to protect similar information).  To the extent that any Confidential Information or Proprietary Materials are identified in writing as a “trade secret” by either Party, the other Party’s obligations of confidentiality and non-use with respect to such trade secret information shall continue for so long as the relevant Confidential Information remains a “trade secret.”

(b)                                 Notwithstanding the foregoing Section 9.1.1(a), or anything to the contrary in this Agreement:

(i)                                     the Parties acknowledge the practical difficulty of policing the use of information in the unaided memory of the Receiving Party or such Receiving Party’s officer, director, employee, or agent who have had access to such Confidential Information, and as such, each Party agrees that the Receiving Party shall not be liable for the use by any of its permitted officers, directors, employees, or agents of specific Confidential Information of the Disclosing Party that is retained in the unaided memory of such officer, director, employee, or agent; provided that (1) the foregoing is not intended to grant, and shall not be deemed to grant, the Receiving Party, its Affiliates, or its officers, directors, employees, and agents (A) a right to disclose the Disclosing Party’s Confidential Information, or (B) a license under any Patent Rights of the Disclosing Party; and (2) such officer, director, employee, or agent has not intentionally memorized such Confidential Information for use outside this Agreement; and

(ii)                                  except to the extent Sigilon has granted exclusive rights to Lilly under Section 2.1 (including as and to the extent such rights survive this Agreement), neither Party is forfeiting any rights that each may have to perform research activities covered by the patent rights of the other Party in compliance with 35 U.S.C. § 271(e)(1) or any experimental or research use exemption that may apply in any country.

9.1.2                     Limited Disclosure.  Each Disclosing Party agrees that disclosure of its Confidential Information or any transfer of its Proprietary Materials may be made by the Receiving Party to any employee, director or agent of, or consultant to, such Receiving Party or to other Third

Parties to enable such Receiving Party to exercise its rights (including Lilly’s right to Develop, Manufacture, or Commercialize the Licensed Product under the license granted to it under Section 2.1 of this Agreement) or to carry out its responsibilities under this Agreement; provided, that, any such disclosure or transfer shall only be made to Persons who are bound by written obligations of confidentiality and non-use at least as strict as those described in Article 9.  In addition, each Disclosing Party agrees that the Receiving Party may disclose Confidential Information of the Disclosing Party (a) on a need-to-know basis to such Receiving Party’s professional, legal and financial advisors, (b) as reasonably necessary in connection with an actual or potential (i) permitted license or sublicense of such Receiving Party’s rights hereunder, (ii) financing of such Receiving Party in a public or private offering, or (iii) merger, acquisition, consolidation, share exchange or other similar transaction involving such Receiving Party and any Third Party, (c) to any Third Party that is or may be engaged by a Receiving Party to perform services in connection with the Research Plan (or perform services in connection with carrying out Development or Commercialization activities) as necessary to enable such Third Party to perform such services, and (d) for any other purpose with the Disclosing Party’s written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, that, any such disclosure or transfer shall only be made to Persons who are bound by written obligations of confidentiality and non-use at least as strict those as described in Article 9, except for any disclosures to any actual or potential bona fide potential financial investor (which financial investor does not include any pharmaceutical company or any venture fund related thereto or any other company owning or controlling any products for use in the Field), which may be done pursuant to written obligations of confidentiality for durations of no less than [***] years.  Each Disclosing Party further agrees that the Receiving Party may disclose such Disclosing Party’s Confidential Information or provide such Disclosing Party’s Proprietary Materials (A) as reasonably necessary to file, prosecute or maintain Patent Rights, or to file, prosecute or defend litigation related to Patent Rights, or to file or maintain a Regulatory Filing, in accordance with this Agreement or (B) as required by Applicable Laws (including securities laws or regulations and the applicable rules of any public stock exchange in the case of any initial public offering or subsequent public offering or in response to rules or guidance of the United States Internal Revenue Service or other taxing authority, or in other legal processes, including by the rules or regulations of the United States Securities and Exchange Commission or similar regulatory agency in a country other than the United States or of any stock exchange or other securities trading institution.

9.1.3                     Requirement to Cooperate to Enable Accurate Public Disclosure.  To the extent either Party discloses to the other Party any Confidential Information which is a fact, result or event relating to the Research Activities or the Development, Manufacture or Commercialization of any Licensed Product that the Receiving Party in good faith reasonably believes is insufficient to allow the Receiving Party to fully understand the materiality of such Confidential Information for purposes of determining whether the Receiving Party is required to disclose, to any Government Authority or publicly, any such Confidential Information in order to comply with Applicable Laws (including securities laws or regulations and the applicable rules of any public stock exchange), the Disclosing Party agrees to discuss such Confidential Information with the Receiving Party and provide any additional information reasonably necessary to enable the receiving Party to assess the materiality, and the accuracy and completeness, of such information for such public disclosure purposes as the case may be, which additional information shall be treated as the Disclosing Party’s additional Confidential Information and shall be treated in accordance with the terms hereof.

9.1.4                     Employees and Consultants.  Sigilon and Lilly each hereby represents and warrants that all of its employees, directors, agents and consultants, and all of the employees and consultants of its Affiliates and relevant Third Parties, who have access to Confidential Information or Proprietary Materials of the other Party are or will, prior to having such access, be bound by written obligations of confidentiality and non-use at least as strict those as described in Article 9.  Each Party agrees to use, and to cause its Affiliates and relevant Third Parties to use, commercially reasonable efforts to enforce such obligations and to prohibit its employees, directors, agents and consultants from using such Confidential Information except as expressly permitted hereunder.

9.2                               Publicity.

9.2.1                     Press Releases.  The Parties shall, upon such timing as the Parties jointly agree (but in any event, within [***] days after execution of this Agreement), issue a joint press release with respect to this Agreement including provisions listed in Schedule [***], and each Party may make subsequent public disclosure of the contents of such press release without further approval of the other Party.  Subject to the foregoing, except as otherwise permitted under this Article 9, neither Party shall issue a press or news release or make any similar public announcement related to the Research Plan or the terms and conditions of this Agreement without the prior written consent of the other Party, not to be unreasonably withheld.  If a Party determines the need to make an announcement related to this Agreement (as distinct from a publication related to a Licensed Product, which is subject to Section 9.2.2) is required by Applicable Laws, it shall, to the extent reasonably practicable and permitted, give the other Party at least [***] business days advance notice of the text of the announcement so that the other Party will have an opportunity to comment upon the announcement.  With respect to any such public disclosure, except for the initial press release described above, the receiving Party (the “Requesting Party”) shall provide the other Party (the “Reviewing Party”) with: (a) a draft of the Content (as defined in the next sentence) of the draft press release or Required Filing for review, at least [***] business days (if practicable under the circumstances, or if not practicable, such shorter time) in advance of the issuance of the press release or filing.  The word “Content” in this Section 9.2.1 means any information relating to the activities contemplated by this Agreement, and does not include any other business information of the Requesting Party or information pertaining to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 relating to “forward-looking statements.”  The Reviewing Party may notify the Requesting Party of any reasonable objections or suggestions that the Reviewing Party may have regarding the Content in the proposed public disclosure provided for review, and the Requesting Party shall reasonably consider any such objections or suggestions that are provided in a timely manner.  The Requesting Party shall use diligent and good faith efforts to adopt the reasonable requests of the Reviewing Party with respect to its Confidential Information.

9.2.2                     Right to Publish/Present Publications.

(a)                                 Notwithstanding the foregoing or anything to the contrary in this Agreement, the Parties shall mutually agree on the timing and content of any publications or public presentations with respect to any results achieved prior to the Research Completion Date, and which Party is the more appropriate to prepare the initial draft of any such publication or presentation materials, for review and comment by the other Party, it being understood that each

Party shall have the right to ensure that its Confidential Information or Know-How is not included in such publication or presentation materials.

(b)                                 Notwithstanding the foregoing or anything to the contrary in this Agreement, except as set forth in the last sentence of this Section 9.2.2(b) and as provided in Section 9.1.2 and 9.2.3, Lilly shall have the sole right to publish or publicly present all results or any and all milestone events achieved with respect to the research, Development, Manufacture or Commercialization of any Licensed Product conducted following the Research Completion Date; provided, that, to the extent such publication contains Sigilon Know-How or Sigilon’s Confidential Information, (a “Publication”), Lilly shall submit a draft of any such Publication to Sigilon prior to any such submission for publication or oral presentation and Sigilon shall have the right to notify Lilly in writing within [***] business days of receipt of such draft if it reasonably determines that such draft (i) contains Sigilon Know-How that is Confidential Information of Sigilon, in which case Lilly shall remove such Confidential Information from the proposed press release, manuscript, abstract or speech.  Subject to the foregoing portion of this Section 9.2.2, Sigilon shall have the right to publish or present Sigilon Know-How without the prior written consent of Lilly so long as no Confidential Information of Lilly is included in any such publication or presentation (including no Product Information or Cell Line IP).

9.2.3                     Non-Required Publication.  Notwithstanding the foregoing, if any proposed Publication by Lilly contains scientific or clinical data related to the toxicology or immunogenicity involving Encapsulation Technology and is not a publication or public statement which Lilly determines is necessary in order to comply with Applicable Laws, ethical guidelines, including rules under the applicable institutional review board(s), or Internal Compliance Codes (a “Non-Required Publication”), Lilly shall provide a draft of such Non-Required Publication to Sigilon at least [***] days prior to publication or disclosure of such Non-Required Publication, and discuss the content of such Non-Required Publication with Sigilon in good faith, prior to its submission or oral presentation.

9.3                               Permitted Publication.  Notwithstanding Section 9.2, either Party may include in a public disclosure, without prior delivery to or approval by the other Party, any information which has previously been included in a public disclosure pursuant to Section 9.2.  A Party relying on this Section 9.3 shall bear the burden of establishing that information has previously been included in a public disclosure that has been approved pursuant to Section 9.2 or published or publicly disclosed by the other Party.

9.4                               Use of Proprietary Materials.  From time to time during the Term, either Party (the “Transferring Party”) may supply the other Party (the “Recipient Party”) with Proprietary Materials of the Transferring Party for use in the Research Plan.  Any Proprietary Materials being provided to Recipient Party shall be accompanied by a Materials Transfer Record substantially in the form of Schedule [***], which shall be signed by an official representative of both Parties; provided, that cell lines for Islet Cell provided by Sigilon or any of its Affiliates to Lilly, shall be deemed to be the Proprietary Materials of Lilly (and Lilly the Transferring Party, and Sigilon the Recipient Party, with respect thereto). In connection with the receipt of any Proprietary Materials from the Transferring Party, each Recipient Party hereby agrees that (a) it shall not use such Proprietary Materials for any purpose other than exercising its rights or performing its obligations hereunder; (b) it shall use such Proprietary Materials only in compliance with all Applicable Laws;

(c) it shall not transfer any such Proprietary Materials to any Third Party without the prior written consent of the Transferring Party; (d) the Recipient Party shall not acquire any rights of ownership, or title in or to, such Proprietary Materials as a result of such supply by the Transferring Party; and (e) upon the expiration or termination of this Agreement, the Recipient Party shall, if and as instructed by the Transferring Party, either destroy or return any such Proprietary Materials that are not the subject of the grant of a continuing license hereunder; provided, that each Recipient Party may retain the Proprietary Materials of the Transferring Party for the sole purpose of fulfilling regulatory requirements or industry best practices, including archived encapsulated cells from nonclinical GLP and clinical studies.  The foregoing restrictions shall not apply to any Encapsulation Materials supplied to Lilly under any supply and quality agreements entered in accordance with Article 7, but shall apply to any Encapsulation Materials provided to Lilly prior to such time as it commences supply of Encapsulation Materials pursuant to any such supply and quality agreements.  EACH PARTY ACKNOWLEDGES THAT THE PROPRIETARY MATERIALS ARE BEING SUPPLIED WITH NO WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR THAT THE USE OF THE PROPRIETARY MATERIALS WILL NOT INFRINGE ANY PATENT OR PROPRIETARY RIGHTS OF ANY THIRD PARTY.

10.                               INTELLECTUAL PROPERTY RIGHTS

10.1                        Background Technology/Patent Rights.  Each Party shall own and retain all right, title and interest in and to any and all Patent Rights and Know-How that are owned, licensed to, or otherwise Controlled by such Party or any of its Affiliates or, as between the Parties, its or their (sub)licensees outside of this Agreement.

10.2                        Ownership of Inventions and Know-How.

10.2.1              Inventions.  As between the Parties all right, title and interest in any Inventions conceived or created or first reduced to practice after the Effective Date and in connection with the exercise of rights or performance of obligations under this Agreement (i) by or under the authority of Lilly or its Affiliates or Sublicensees, independently of Sigilon and its Affiliates, shall be owned by Lilly (each, a “Lilly Invention”); (ii) by or under the authority of Sigilon or its Affiliates or Sublicensees, independently of Lilly and its Affiliates (with the exception of Cell Line IP), shall be owned by Sigilon (each, a “Sigilon Invention”); and (iii) jointly by personnel of Lilly or its Affiliates and Sigilon or its Affiliates (with the exception of Cell Line IP) shall be jointly owned by Lilly and Sigilon (each, a “Joint Invention”).  Any Patent Right claiming a Joint Invention and is filed by a Party or its Affiliate after the Effective Date, is referred to herein as a “Joint Patent Right.”  All Sigilon Inventions and Sigilon’s interest in any Joint Inventions that are necessary or useful to the Research Activities, Development, Manufacture or Commercialization of the Licensed Product in the Territory, and all intellectual property rights therein, shall be automatically included in the Sigilon Patent Rights and Sigilon Know-How.  All Lilly Inventions and Lilly’s interest in any Joint Inventions that are necessary or useful to the Research Activities, Development, Manufacture or Commercialization of the Licensed Product in the Territory, and all intellectual property rights therein, shall be automatically included in the Lilly Patent Rights and Lilly Know-How. Except as expressly provided otherwise in this Agreement, neither Party shall have any obligation to obtain any approval of the other Party for, nor pay the other Party any share of the proceeds from or otherwise account to the other Party for, the practice, enforcement, licensing, assignment or other exploitation of any Joint Patent Rights, and each Party hereby waives any right it may have under the laws of any country to require such approval, sharing or accounting.

10.2.2              Know-How.                               As between the Parties any Know-How other than Inventions which is conceived or created or generated in connection with the exercise of rights or performance of obligations under this Agreement (i) by or under the authority of Lilly or its Affiliates or Sublicensees, independently of Sigilon and its Affiliates, shall be owned by Lilly, and included within the Lilly Know-How; (ii) by or under the authority of Sigilon or its Affiliates, independently of Lilly and its Affiliates (with the exception of Cell Line IP), shall be owned by Sigilon, and included within Sigilon Know-How; and (iii) jointly by personnel of Lilly or its Affiliates and Sigilon or its Affiliates with the exception of Cell Line IP) shall be jointly owned by Lilly and Sigilon and included in each of the Sigilon Know-How and the Lilly Know-How.  For clarity, ownership of Cell Line IP and cell lines for Islet Cells is addressed in Section 7.1.3.

11.                               FILING, PROSECUTION AND MAINTENANCE OF PATENT RIGHTS

11.1                        Patent Prosecution.

11.1.1              Sigilon Patent Prosecution Rights.

(a)                                 Upstream Patent Rights.  Lilly understands and acknowledges that the Patent Prosecution of the Upstream Patent Rights is subject to the rights of M.I.T. under the Upstream License Agreement, and as between the Parties, Lilly shall have no Patent Prosecution rights with respect thereto.

(b)                                 Sigilon Other Patent Rights.  Sigilon shall be primarily responsible for the Patent Prosecution of the Sigilon Patent Rights which are other than either the Upstream Patent Rights, or the Sigilon Program Patent Rights (the “Sigilon Other Patent Rights”).  Lilly shall cooperate with and assist Sigilon in all reasonable respects in connection with Sigilon’s Patent Prosecution (including review and comments regarding responses to office actions or official actions from worldwide patent offices), including by obtaining assignments to reflect chain of title consistent with the terms of this Agreement.  [***].  All Patent Costs incurred by Sigilon in connection with the Patent Prosecution of such Sigilon Other Patent Rights shall be the sole responsibility of Sigilon.  If Sigilon decides to cease prosecution of or to allow to lapse any Sigilon Other Patent Right, it shall inform Lilly of such decision promptly and, in any event, so as to provide Lilly a reasonable amount of time to meet any applicable deadline to establish or preserve such Patent Rights. Lilly shall have the right, but not the obligation, to assume sole responsibility for continuing the prosecution of such Sigilon Other Patent Rights and paying any required Patent Costs to maintain such Patent Rights or defend such Patent Rights.  If Lilly notifies Sigilon that it desires to assume responsibility for any such Sigilon Other Patent Right, such Sigilon Other Patent Right shall cease to be, for purposes of royalty calculation hereunder, a Sigilon Patent Right.

11.1.2              Sigilon’s Patent Defense Rights.  Sigilon will notify Lilly within [***] business days of becoming aware of any declaratory judgment, opposition, or similar action alleging the invalidity, unenforceability or non-infringement of any of the Sigilon Patent Rights, Joint Patent Rights, or Lilly Patent Rights in the Territory.  Sigilon shall only be responsible for the Patent Defense of Sigilon Other Patent Rights, and as between the Parties, the Upstream Patent Rights.  Lilly shall cooperate with and assist Sigilon in all reasonable respects, in connection with Sigilon’s Patent Defense activities.  All Patent Costs incurred by Sigilon in connection with the Patent Defense of such Sigilon Other Patent Rights shall be the sole responsibility of Sigilon.  If Sigilon decides to cease such Patent Defense with respect to any such Sigilon Other Patent Right, it shall inform Lilly of such decision promptly and, in any event, so as to provide Lilly a reasonable amount of time to meet any applicable deadline to defend or preserve such Patent Rights. Upon receipt of such notice, Lilly shall have the right, but not the obligation, to assume sole responsibility for Patent Defense of such Sigilon Other Patent Rights and paying all future Patent Costs associated with such Sigilon Other Patent Rights, including Patent Defense costs associated with such Patent Defense and such Sigilon Other Patent Right shall cease to be, for purposes of royalty calculation hereunder, a Sigilon Patent Right.

11.1.3              Lilly Prosecution Rights.  As between the Parties, Lilly, at its sole expense, shall be primarily responsible for the Patent Prosecution of all Lilly Patent Rights (including Lilly Program Patent Rights), Sigilon Program Patent Rights, and Joint Patent Rights.  Sigilon shall cooperate with and assist Lilly in all reasonable respects in connection with Lilly’s Patent Prosecution of such Patent Rights.  If Lilly decides to cease prosecution or to allow to lapse any Lilly Program Patent Right, Sigilon Program Patent Right, or Joint Patent Right, it shall inform Sigilon of such decision promptly and, in any event, so as to provide Sigilon a reasonable amount of time to meet any applicable deadline to establish or preserve such Patent Rights. Sigilon shall have the right, but not the obligation, to assume sole responsibility for continuing the prosecution of such Patent Rights and paying any required Patent Costs to maintain such Patent Rights or defending such Patent Rights; provided, that, Sigilon shall not have the right to continue prosecuting any such Patent Rights to the extent that Lilly’s notice pursuant to the foregoing sentence indicates that Lilly is ceasing such prosecution to benefit the Licensed Product and provides reasonable justification for such strategy.

11.1.4              Lilly’s Patent Defense Rights.  Lilly will notify Sigilon within [***] business days of becoming aware of any declaratory judgment, opposition, or similar action alleging the invalidity, unenforceability or non-infringement of any of the Sigilon Patent Rights, Joint Patent Rights, or Lilly Patent Rights in the Territory.  Lilly shall be responsible for the Patent Defense of Lilly Patent Rights, Sigilon Program Patent Rights, and Joint Patent Rights.  Sigilon shall cooperate with and assist Lilly in all reasonable respects, in connection with Lilly’s Patent Defense activities.  All Patent Costs incurred by Lilly in connection with the Patent Defense of such Patent Rights shall be, as between the Parties, the sole responsibility of Lilly.  If Lilly decides to cease such Patent Defense with respect to any Sigilon Program Patent Right, Lilly Program Patent Right or Joint Patent Right, it shall inform Sigilon of such decision promptly and, in any event, so as to provide Sigilon a reasonable amount of time to meet any applicable deadline to defend or preserve such Patent Rights. Upon receipt of such notice, Sigilon shall have the right, but not the obligation, to assume sole responsibility for Patent Defense of such Patent Rights and paying all future Patent Costs associated with such Patent Defense; provided, that, Sigilon shall not have the right to continue any such Patent Defense to the extent that Lilly’s notice pursuant to the foregoing sentence indicates that Lilly is ceasing such Patent Defense to benefit the Licensed Product and provides reasonable justification for such strategy.

11.1.5              Information and Cooperation.

(a)                                 Sigilon Other Patent Rights. Sigilon shall (a) promptly provide Lilly with copies of all patent applications with respect to Sigilon Other Patent Rights to be filed pursuant to Section 11.1.1(b) and other material submissions and correspondence with the applicable patent offices (redacted as necessary to comply with confidentiality obligations to Third Party(ies) that may have rights in such Sigilon Other Patent Rights), in sufficient time to allow for review and comment by Lilly and (b) provide Lilly and its patent counsel with an opportunity to consult with Sigilon and its patent counsel regarding the filing and contents of any such application, amendment, submission or response.  The advice and suggestions of Lilly and its patent counsel shall be taken into consideration in good faith by Sigilon and its patent counsel in connection with such filing; provided, that, if Lilly fails to provide any comment on or before the expiration of two (2) weeks before the proposed filing date notified by Sigilon, Sigilon’s obligations under this Section 11.1.5 shall be deemed to have been fulfilled.

(b)                                 Upstream Patent Rights.  As and to the extent Sigilon is provided an opportunity to review and comment upon any material submissions and correspondence with applicable patent offices with respect to the Upstream Patent Rights, it shall use diligent efforts to provide Lilly with copies thereof, to the extent they relate to any claims covering the Licensed Product (as distinct from solely related to Encapsulation Technology that is not based on an alginate in a Licensed Product),  in sufficient time, where practicable, to allow Lilly an opportunity to consult with Sigilon and its patent counsel regarding the contents of any such submission or response, prior to Sigilon’s delivery of its comments to M.I.T. with respect thereto pursuant to the Upstream License Agreement.

(c)                                  Sigilon Program Patent Rights, Lilly Program Patent Rights and Joint Patent Rights. Lilly shall (a) promptly provide Sigilon with copies of all patent applications with respect to Sigilon Program Patent Rights, Lilly Program Patent Rights or Joint Patent Rights to be filed pursuant to Section 11.1.3 and other material submissions and correspondence with the applicable patent offices, in sufficient time to allow for review and comment by Sigilon and (b) provide Sigilon and its patent counsel with an opportunity to consult with Lilly and its patent counsel regarding the filing and contents of any such application, amendment, submission or response that relates to such Patent Rights.  The advice and suggestions of Sigilon and its patent counsel shall be taken into consideration in good faith by Lilly and its patent counsel in connection with such filing; provided, that, if Sigilon fails to provide any comment on or before the expiration of two (2) weeks before the proposed filing date notified by Lilly, Lilly’s obligations under this Section 11.1.5 shall be deemed to have been fulfilled.

11.2                        Enforcement and Defense.

11.2.1              Third Party Infringement.

(a)                                 In General; Right to Enforce.

(i)                                     If either Party becomes aware of (A) any suspected infringement of any Joint Patent Rights, Lilly Patent Rights, or Sigilon Patent Rights or misappropriation of any Sigilon Know-How or Lilly Know-How, or (B) the submission by any

Third Party of an application for approval of a biosimilar under the BPCI Act, or similar legislation outside the United States, for any Licensed Product (each, an “Infringement”), that Party shall promptly notify the other Party of such Infringement of which it is aware (each, an “Infringement Notice”).  The Parties shall promptly meet to discuss the Infringement and the strategy for patent enforcement with respect to that Infringement; provided, that, at the request of either Party, the Parties shall first execute a common interest agreement before any such meetings or exchange of detailed information.

(ii)                                  Sigilon shall have the first right, but not the obligation, to address any such Infringement in the Territory with respect to the Sigilon Other Patent Rights,  or with respect to the Sigilon Know-How, taking reasonable steps, which may include the institution of legal proceedings or other action, and to compromise or settle such Infringement (each, an “Infringement Response”); provided, that: (A) Sigilon shall keep Lilly reasonably informed about any such Infringement Response and Lilly shall provide all reasonable cooperation to Sigilon in connection with such Infringement Response; (B) Sigilon shall not take any position with respect to, or compromise or settle, any such Infringement that relates to a Sigilon Other Patent Right or Sigilon Know-How in any way that is reasonably likely to directly and adversely affect the scope, validity or enforceability of any such Sigilon Other Patent Right, without the prior consent of Lilly, which consent shall not be unreasonably withheld, conditioned or delayed; provided however that the foregoing shall not apply to settlement of any Infringement solely of patent claims within any Sigilon Other Patent Right that do not Cover the Licensed Product (such Infringement, an “Excepted Infringement”); and (C) if Sigilon does not intend to prosecute or defend an Infringement (other than an Excepted Infringement) of Sigilon Other Patent Rights or Sigilon Know-How, or ceases to diligently pursue an Infringement Response with respect to such an Infringement of Sigilon Other Patent Rights or Sigilon Know-How, it shall promptly inform Lilly in such a manner that such Infringement Response will not be prejudiced and Section 11.2.1(a)(iii) shall apply.  All costs, including attorneys’ fees, relating to any Infringement Response undertaken by Sigilon shall be borne solely by Sigilon.

(iii)                               Lilly shall have the first right, but not the obligation, to address any Infringement in the Territory with respect to the Lilly Patent Rights, Sigilon Program Patent Rights, or Joint Patent Rights, or with respect to the Lilly Know-How, taking reasonable steps to initiate an Infringement Response, provided, that: (A) Lilly shall keep Sigilon reasonably informed about any such Infringement Response and Sigilon shall provide all reasonable cooperation to Lilly in connection with such Infringement Response; and (B) if Lilly does not intend to prosecute or defend an Infringement of such Patent Rights, or ceases to diligently pursue an Infringement Response with respect to such an Infringement of Sigilon Program Patent Rights, Lilly Program Patent Rights or Joint Patent Rights, it shall promptly inform Sigilon in such a manner that such Infringement Response will not be prejudiced and Section 11.2.1(a)(ii) shall apply.  All costs, including attorneys’ fees, relating to such Infringement Response undertaken by Lilly shall be borne solely by Lilly and Lilly (x) shall have sole discretion in settling any such Infringement Response with respect to any Lilly Patent Rights, and (y) shall discuss with Sigilon any such Infringement Response with respect to any Joint Patent Right or Sigilon Program Patent Right; provided, that Lilly shall not have the right to settle any such Infringement Response with respect to any Joint Patent Right or Sigilon Program Patent Right to the extent that Sigilon demonstrates that not pursuing such settlement is to the benefit of the Licensed Product and provides reasonable justification for such strategy.  For clarity, the settlement of an Infringement

Response may involve entering into a Third Party License, which would be subject to Section 8.3.2(b).

(b)                                 Right to Representation. Each Party shall have the right to participate and be represented by counsel that it selects, in any Infringement Response (other than to an Excepted Infringement) instituted or continued under Section 11.2.1(a)(ii) or (iii) by the other Party.  If a Party with the right to initiate an Infringement Response under Section 11.2.1(a) to eliminate an Infringement lacks standing to do so and the other Party has standing to initiate such action, then the Party with the right to initiate an action under Section 11.2.1(a) may name the other Party as plaintiff in such action or may require the Party with standing to initiate such Infringement Response at the expense of the other Party.

(c)                                  Cooperation.  In any Infringement Response (other than as to an Excepted Infringement) instituted under this Section 11.2.1, the Parties shall cooperate with and assist each other in all reasonable respects.  Upon the reasonable request of the Party instituting that Infringement Response, the other Party shall join such Infringement Response and shall be represented using counsel of its own choice, at the requesting Party’s expense.

(d)                                 Allocation of Recoveries.  Any settlements, damages or monetary awards (“Recovery”) recovered by either Party pursuant to any Infringement Response (other than to an Excepted Infringement) shall, after reimbursing the Parties for their reasonable out-of-pocket expenses in making such recovery, be retained by or paid to Lilly and Sigilon, on a [***] percent ([***]%) (Lilly) to [***] percent ([***]%) (Sigilon) basis.

(e)                                  Upstream Patent Rights.  Any Infringement of any Upstream Patent Rights shall be subject to M.I.T.’s first right to respond to any such infringement and enforce such Upstream Patent Right.  Sigilon shall keep Lilly reasonably informed about any such Infringement and the response thereto, unless such Infringement relates only to claims within the Upstream Patent Rights which do not Cover a Licensed Product, and Lilly shall provide all reasonable cooperation to Sigilon in connection with such Infringement response, at Sigilon’s expense.  To the extent within its control, Sigilon shall not take any position with respect to, or compromise or settle, any such Infringement of Upstream Patent Rights in any way that is reasonably likely to directly and adversely affect the scope, validity or enforceability of any such Upstream Patent Rights Covering the Licensed Product without the prior consent of Lilly, which consent shall not be unreasonably withheld, conditioned or delayed.

11.3                        Defense of Claims.  If any action, suit or proceeding is brought against either Party or any Affiliate of either Party alleging the misappropriation or infringement of the Know-How or Patent Rights of a Third Party by reason of the research, Development, Manufacture or Commercialization of any Licensed Product, such Party shall notify the other Party within [***] days of the earlier of (a) receipt of service of process in such action, suit or proceeding, or (b) the date such Party becomes aware that such action, suit or proceeding has been instituted and the Parties shall meet as soon as possible to discuss the overall strategy for defense of such matter.  Except as unanimously agreed by the Parties, prior to the Research Completion Date, Sigilon shall have the right but not the obligation to defend any such action, suit or proceeding brought against it, at its sole expense, and after the Research Completion Date, Lilly shall have the right but not the obligation to defend any such action, suit or proceeding at its sole expense; (b) the Party not defending such action, suit or proceeding shall have the right to separate counsel at its own expense in any such action, suit or proceeding; and (c) the Parties shall cooperate with each other in all reasonable respects in any such action, suit or proceeding.  Each Party shall promptly furnish the other Party with a copy of each communication relating to the alleged infringement that is received by such Party including all documents filed in any litigation.

11.4                        Patent Term Extension.  The Parties shall cooperate with each other in obtaining patent term extensions or supplemental protection certificates or their equivalents in any country in the Territory where applicable to any Patent Right Covering the Licensed Product.  Such cooperation shall include diligently and timely conferring and coordinating with respect to such matters to ensure compliance with applicable filing deadlines, and agreeing on procedures to be followed by the Parties to ensure such compliance.  In the event that elections with respect to obtaining such patent term extension are to be made or the Parties otherwise disagree, Lilly shall have the right to make the election or decision to the extent it involves a Lilly Patent Right, Sigilon Program Patent Right or Joint Patent Right.

12.                               TERM AND TERMINATION

12.1                        Term.  This Agreement shall commence on the Effective Date and shall continue in full force and effect, unless otherwise terminated pursuant to Section 12.2, until the expiration of all payment obligations under this Agreement with respect to the last Licensed Product in all countries in the Territory (the “Term”).  Upon the expiration of the Royalty Term with respect to a given Licensed Product and country, the licenses granted to Lilly shall be retained as fully paid-up, irrevocable and perpetual, exclusive, licenses with respect to such Licensed Product and such country.

12.2                        Termination.  This Agreement may be terminated as follows:

12.2.1              Unilateral Right to Terminate Agreement.  Lilly may terminate this Agreement, effective at any time by providing not less than [***] days’ prior written notice to Sigilon.

12.2.2              Termination for Challenge.  Except to the extent unenforceable under the Applicable Laws of a particular jurisdiction where a patent application within the applicable Patent Rights is pending or a patent within the applicable Patent Rights is issued, either Party may terminate this Agreement by written notice to the other Party in the event that such other Party or any of its Affiliates or their respective sublicensees Challenges any Patent Rights licensed by such Party to the other Party under this Agreement, including any Patent Rights sublicensed under the Upstream License Agreement, which shall in the case of the Upstream Patent Rights, take effect immediately upon such Challenge, and in the case of all other Patent Rights, if such Challenge is not withdrawn within [***] days of notice thereof, and in the event of a Challenge of such other Patent Rights by a Party’s sublicensee, if such Challenge is not withdrawn within [***] days of notice thereof, then such sublicensee’s license with respect to such Challenged Patent Right shall be terminated by the applicable Party.

12.2.3              Termination for Breach.  If a Party materially breaches this Agreement, the non-breaching Party may provide the breaching Party with a written notice specifying the nature of the breach, and stating its intention to terminate this Agreement if such breach is not cured.  If (a) the material breach is with respect to a payment obligation and is not cured within a [***] day period after the alleged breaching Party has received written notice of termination, or (b) if the material breach relates to any obligation other than a payment obligation and is not cured by the allegedly breaching Party within [***] days after the receipt of such notice or if such other breach is curable but cannot be cured within the [***] day period, the allegedly breaching Party fails to commence actions during such period to cure such breach and thereafter fails to use diligent efforts to promptly cure such breach, or the allegedly breaching Party fails to dispute the alleged breach within such [***] -day period, then in each case the non-breaching Party shall be entitled, without prejudice to any of its other rights under this Agreement, and in addition to any other remedies available to it by law or in equity, to terminate this Agreement by providing written notice to the other Party.  If the allegedly breaching Party in good faith disputes such material breach or the failure to cure or remedy such material breach such Party shall, within [***] days of receipt of written notice from the other Party of termination (x) provide written notice of that dispute putting forward in reasonable detail the rationale for disputing the alleged breach to the notifying Party and (y) initiate arbitration procedures in accordance with Section 15.1, in which case, such termination shall not be effective until [***] days after the arbitration award determining that the conditions for termination of this Section 12.2.3 are met; provided, that, the breach is not cured within such [***] day period and during the pendency of any such arbitration the Parties shall continue performing their respective obligations, and exercising their respective rights, under this Agreement.  The Parties hereby agree to take such steps as may be reasonably necessary to complete such arbitration process as expeditiously as possible given the circumstances.

12.2.4              Termination for Insolvency.  Either Party shall have the right to terminate this Agreement in its entirety upon immediate written notice if the other Party (i) applies for or consents to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all of a substantial part of its property, (ii) makes a general assignment for the benefit of its creditors, (iii) commences a voluntary case under the Bankruptcy Code of any country, (iv) files a petition seeking to take advantage of any Applicable Laws relating to bankruptcy, insolvency, reorganization, winding-up, or composition or readjustment of debts, (v) fails to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in any involuntary case under the Bankruptcy Code of any country, (vi) takes any corporate action for the purpose of effecting any of the foregoing, (vii) has a proceeding or case commenced against it in any court of competent jurisdiction, seeking (A) its liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of its debts, (B) the appointment of a trustee, receiver, custodian, liquidator or the like of all or any substantial part of its assets, or (C) similar relief under the Bankruptcy Code of any country, or an order, judgment or decree approving any of the foregoing is entered and continues unstayed for a period of [***] days, or (viii) has an order for relief against it entered in an involuntary case under the Bankruptcy Code of any country and, in any of (i) through (vii) above, the application, assignment, commencement, filing, or corporate action continues unstayed for, or is not otherwise discharged or withdrawn on or before, a period of [***] days.

12.3                        Consequences of Termination of Agreement Caused by Lilly.  If this Agreement is terminated by Sigilon pursuant to Section 12.2.2, 12.2.3 or 12.2.4 or by Lilly pursuant to Section 12.2.1, then the following provisions shall apply, as applicable:

(a)                                 Any such termination of this Agreement (other than a termination by Lilly under Section 12.2.1) will automatically [***] (subject only to the scope being modified to be [***] was granted by Lilly and with complementary pro rata modifications to the financial terms of this Agreement and so obligations beyond those in this Agreement, and subject to such Sublicensee not being as of such time in breach of its sublicense agreement with Lilly).

(b)                                 Lilly shall either (i) wind-down any ongoing Clinical Trials hereunder and at Lilly’s cost or (ii) transfer responsibility for such Clinical Trials to Sigilon, at Sigilon’s cost, in each case in accordance with accepted pharmaceutical industry norms and ethical practices.

(c)                                  Upon Sigilon’s request, [***] (in whole or in part) or otherwise controlled by Lilly and its Affiliates, and Sublicensees (unless such Sublicensee’s sublicense survives as provided in clause (c)), and [***] Licensed Products exist as of the effective date of such termination ([***]) will [***] to the extent practicable, and [***].  All expenses in relation to [***] will be borne by Sigilon.

(d)                                 Upon Sigilon’s request, and effective only as of the later of the effective date of such termination or the date of such request: (i) [***]; (ii) [***]; and (iii) Lilly will [***] thereunder, if any (to the extent applicable and without Lilly being responsible for any costs in connection therewith) as they relate to Sigilon solely with respect to Islet Cells for Reverted Licensed Products; provided, that, for clarity, and notwithstanding anything to the contrary herein, under no circumstances:  (1) [***], or (2) [***]. For the purpose of clarity, such [***] shall be effective only as of and after the later of the effective date of such termination or Sigilon’s request to be granted rights under this Section 12.3(d) and in no event shall Lilly be obligated to incur any costs in connection with facilitating the foregoing [***]. Notwithstanding the foregoing, in the event that any of the foregoing [***] and should it elect to do so, such Lilly Know-How and Lilly Patent Rights shall be included in such license grant.  . As used herein, a “Reverted Licensed Product” means both such Licensed Product in the form it exists as of the effective date of termination (the “Existing Licensed Product”), as well as a modified version of such Licensed Product which contains the same Islet Cells as are in the Existing Licensed Product, but which includes a formulation of the Encapsulation Material which is a [***] included in the Existing Licensed Product, which such [***] but disclosed to Lilly in an appropriately documented manner.

(e)                                  Upon Sigilon’s request, [***] (or, if applicable, will cause its Affiliates or Sublicensees to assign) to Sigilon all of Lilly’s (and such Affiliates’ and Sublicensees’) [***] (it being understood that the foregoing will not include [***]).

(f)                                   Lilly agrees (and shall cause its Affiliates and Sublicensees as a condition of the grant of the applicable Sublicense to so agree) to reasonably cooperate with Sigilon and its designee(s) to facilitate a smooth, orderly and prompt transition of the activities related to the Licensed Products to Sigilon and/or its designee(s) as contemplated under this Section 12.3(f).  Upon request by Sigilon, Lilly shall transfer to Sigilon [***] to be reasonably agreed by the Parties.  If Lilly is, at the time of such termination of this Agreement, party to any Third Party contracts solely with respect to a Licensed Product or component thereof, other than a Cell Line Agreement (access to which is addressed under Section 12.3(d), then it shall provide

Sigilon notice of and (to the extent permitted to do so), copies thereof.  Lilly shall assign to Sigilon any such contracts requested by Sigilon, to the extent relating to the Licensed Product and to the extent it has the right under such contract(s) to do so (and shall use Commercially Reasonable Efforts to obtain any required consents, which efforts shall not require making any payments or incurring any liabilities unless Sigilon agrees to cover such costs (and Lilly shall inform Sigilon of any such required payment or liability)).  In addition, Lilly shall, at Sigilon’s cost and expense, (i) provide any cooperation reasonably requested by Sigilon [***] to be negotiated by the Parties, from the date of notice of such termination until the sooner to occur of such time as [***] to do so, to secure an acceptable alternative commercial manufacturing source from which sufficient quantities of Licensed Product may be procured and legally sold in the Territory or [***] months from the effective date of termination of this Agreement.  Notwithstanding the foregoing, Lilly’s assistance obligations under this Section 12.3 shall not exceed [***] hours.

(g)                                  If the effective date of such termination is after the date of IND Approval for the first Licensed Product, in exchange for the foregoing rights, Lilly shall be entitled to receive remuneration in connection with Sigilon’s development and commercialization of any Reverted Licensed Product in such amounts as the Parties agree, [***] arbitration in accordance with the provisions of Schedule [***].  In connection with such remuneration, Sections 8.3.3 through 8.3.6, inclusive, shall apply mutatis mutandis to such payments subject to an appropriate modification to the Parties and products referred to therein.

(h)                                 Notwithstanding the foregoing Section 12.3, in the event that Lilly terminates this Agreement pursuant to Section 12.2.1, as a condition precedent to Sigilon receiving the transfer of any rights under clauses (b) through (f) inclusive, above, Sigilon shall be required to inquire, within [***] days of receipt of notice of termination, if Lilly’s determination to terminate is for safety reasons (as defined below), and if Lilly so informs Sigilon that its termination was in fact for such safety reasons,  or if Sigilon does not inquire within such [***] day period, then Sections 12.3(a) through (g), inclusive, shall be of no force or effect and Lilly will be responsible for winding-down any on-going activities, in accordance with accepted pharmaceutical industry norms and ethical practices, and Lilly’s licenses will survive to the extent necessary to perform such activities.  For purposes of this Section 12.3(h), “safety reasons” shall mean that the medical risk/benefit of the Licensed Product is so unfavorable that it would be incompatible with the welfare of patients to develop or commercialize or to continue to develop or commercialize the Licensed Product

(i)                                     If Sigilon elects to receive any of the rights set forth in clauses (c), (d), or (e) above (to the extent they apply and are not unavailable in accordance with clause (h) above), such remedy shall be Sigilon’s exclusive remedy resulting from any such termination.

12.4                        Consequences of Termination of Agreement Caused by Sigilon.  If this Agreement is terminated or terminable by Lilly pursuant to Section 12.2.2, 12.2.3 or 12.2.4, then, at Lilly’s discretion, either:

(a)                                 the Parties shall agree on a wind-down plan, which may include Lilly transitioning on-going activities or granting rights or licenses to Sigilon on terms and conditions to be agreed by the Parties, including appropriate compensation for the relative contributions of the Parties.  In the event that Sigilon does not desire to take over any activities being conducted by Lilly on the effective date of termination, Lilly will be responsible for winding-down such activities, in accordance with accepted pharmaceutical industry norms and ethical practices, and Lilly’s licenses will survive to the extent necessary to perform such activities.  All rights and licenses granted by one Party to the other Party in Article 2 will terminate.  Any such termination of this Agreement will automatically result in a Sublicensee stepping into Lilly’s position under this Agreement (subject only to the scope being modified to be co-extensive with rights such Sublicensee was granted by Lilly and with complementary pro rata modifications to the financial terms of this Agreement and so obligations beyond those in this Agreement and subject to such Sublicensee not being as of such time in breach of its sublicense agreement with Lilly); or

(b)                                 in lieu of exercising such termination right, Lilly shall have the right, by way of written notice to Sigilon, to continue this Agreement in accordance with its terms subject to reducing all payments (other than any Costs for which Lilly is responsible under Section 4.1.4(c) due from Lilly to Sigilon hereunder by [***] percent ([***]%).  Any such remedy shall be Lilly’s exclusive remedy resulting from any such termination.

12.5                        Surviving Provisions.  Termination or expiration of this Agreement for any reason shall be without prejudice to:  (a) the survival of rights specifically stated in this Agreement to survive, including as set forth in this Section 12.5; (b) the rights and obligations of the Parties provided in Sections 2.2.2 and 2.2.3 (except in the event of a termination of this Agreement by Lilly in accordance with Sections 12.2.2, 12.2.3 or 12.2.4), 2.3, 7.1.3, 8.3 (with respect to amounts accruing prior to the effective date of expiration or termination), 9.1.1 (for the period set forth in Section 9.1.1(a) and the last sentence of Section 9.1.1(a)), 9.1.1(b)(i), 10.1, 10.2, 12.3 or 12.4 (as and to the extent applicable), and this Section 12.5, and Articles 1 (to the extent necessary to give effect to other surviving provisions), 14, and 15, all of which shall survive such termination or expiration, except as provided in this Article 12; and (c) any other rights or remedies provided at law or equity which either Party may otherwise have, except as otherwise expressly provided for in this Agreement.

13.                               REPRESENTATIONS AND WARRANTIES

13.1                        Mutual Representations and Warranties.  Sigilon and Lilly each represents and warrants to the other, as of the Effective Date, as follows:

13.1.1              Organization.  It is a corporation or company duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and has all requisite power and authority, corporate or otherwise, to execute, deliver and perform this Agreement.

13.1.2              Authorization.  The execution and delivery of this Agreement and the performance by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action and will not violate (a) such Party’s certificate of incorporation or bylaws, (b) any agreement, instrument or contractual obligation to which such Party is bound in any material respect, (c) subject to Section 13.2.14, any requirement of any Applicable Laws, or (d) any order, writ, judgment, injunction, decree, determination or award of any court or governmental agency presently in effect applicable to such Party.

13.1.3              Binding Agreement.  This Agreement is a legal, valid and binding obligation of such Party, enforceable against it in accordance with its terms and conditions.

13.1.4              No Inconsistent Obligation.  It is not under, and will not become subject to, any obligation, contractual or otherwise, to any Person that conflicts with or is inconsistent in any respect with the terms of this Agreement or that would impede the diligent and complete fulfillment of its obligations hereunder.

13.2                        Additional Representations, Warranties and Covenants of Sigilon.  Sigilon further represents and warrants to Lilly, as of the Effective Date, as follows:

13.2.1              Upstream Patent Rights.  Schedule 13.2.1 lists all of the Patent Rights licensed under the Upstream License Agreement (the “Upstream Patent Rights”).

13.2.2              Upstream License Agreement.  A true and correct copy of the Upstream License Agreement has previously been provided to Lilly by Sigilon, including all amendments.  The Upstream License Agreement is in full force and effect as of the Effective Date, and Sigilon is not in breach of the Upstream License Agreement, nor does there exist as of the Effective Date any condition that with passage of time or sending of notice would constitute a breach by Sigilon of the Upstream License Agreement, nor is Sigilon aware of any breach of the Upstream License Agreements by any other party thereto.  Sigilon has the right under the Upstream License Agreement to enter into this Agreement and grant the licenses contemplated hereby to Lilly.

13.2.3              No Claims.  There are no claims, judgments or settlements against Sigilon pending, or to Sigilon’s Knowledge, threatened that invalidate or seek to invalidate the Sigilon Patent Rights. To Sigilon’s Knowledge, use of the Sigilon Know-How and Sigilon Patent Rights as contemplated under this Agreement as of the Effective Date will not infringe any Third Party intellectual property rights.

13.2.4              No Assignment.  Sigilon has not granted any right, license or interest in or to the Sigilon Patent Rights or Sigilon Know-How that is inconsistent with the licenses and rights granted to Lilly under this Agreement.

13.2.5              Ownership.  Sigilon is the sole and exclusive owner of the Sigilon Know-How and those Sigilon Patent Rights other than the Upstream Patent Rights, which Sigilon-owned Patent Rights are identified on Schedule 13.2.5, and, in each case, has the ability to grant to Lilly the rights granted to Lilly under this Agreement, and such ownership is free and clear of all encumbrances, security interests, options and licenses (other than, with respect to licenses, rights granted to Third Parties that would not impact the rights granted to Lilly hereunder ).  Except for the Upstream Patent Rights, none of the Sigilon Know-How or Sigilon Patent Rights is subject to any existing royalty or other payment obligations to any Third Party under any agreement or understanding entered into by Sigilon or its Affiliates, and to Sigilon’s Knowledge of any obligation to pay any royalties or other amounts to any Third Party by reason of Lilly’s use thereof as contemplated by this Agreement.

13.2.6              Completeness.  The intellectual property licensed to Lilly hereunder represents all of the intellectual property rights that are being used by Sigilon or its Affiliates, or that are necessary or useful, for the research, Development, Manufacture and Commercialization of Licensed Products, other than the Cell Line IP.

13.2.7              No Interference.  To Sigilon’s Knowledge, the Sigilon Patent Rights are not the subject of any interference proceeding and there is no pending or threatened action, suit, proceeding or claim by a Third Party challenging Sigilon’s ownership rights in, or the validity or scope of, the Sigilon Patent Rights.

13.2.8              No Litigation.  There is no claim, action, suit, proceeding, complaint or investigation pending before any court or administrative office or agency or, to Sigilon’s Knowledge, currently threatened against M.I.T., Sigilon or any of its Affiliates, with respect to any of the Sigilon Patent Rights or Sigilon Know-How.

13.2.9              No Third Party Infringement.  Sigilon has not initiated or been involved in, and to Sigilon’s Knowledge, M.I.T. has not initiated or been involved in, any proceedings or claims in which it alleges that any Third Party is or was infringing or misappropriating any Sigilon Patent Rights or Sigilon Know-How nor have any such proceedings been threatened by Sigilon, or to Sigilon’s Knowledge, M.I.T.  To Sigilon’s Knowledge, no Person is infringing or threatening to infringe or misappropriating or threatening to misappropriate any of the Sigilon Patent Rights or Sigilon Know-How.

13.2.10       Assignment by Employees, Agents and Consultants.  All employees and agents of, and consultants to, Sigilon are obligated to assign to Sigilon their rights in and to any inventions arising out of their work at Sigilon either pursuant to written agreement or by operation of law.

13.2.11       Absence of Debarment.  None of Sigilon, its officers, employees, agents, consultants or any other person used by Sigilon in the performance of the Sigilon Research Activities has been or is (a) debarred, convicted, or is subject to a pending debarment or conviction, pursuant to section 306 of the United States Food Drug and Cosmetic Act, 21 U.S.C. § 335a, (b) listed by any government or regulatory agencies as ineligible to participate in any government healthcare programs or government procurement or non-procurement programs (as that term is defined in 42 U.S.C. 1320a-7b(f)), or excluded, debarred, suspended or otherwise made ineligible to participate in any such program, or (c) convicted of a criminal offense related to the provision of healthcare items or services, or is subject to any such pending action. Sigilon agrees to inform Lilly in writing promptly if Sigilon or any person who is performing Sigilon Research Activities is subject to the foregoing, or if any action, suit, claim, investigation, or proceeding relating to the foregoing is pending, or to the best of Sigilon’s Knowledge, is threatened.

13.2.12       Disclosure.  Sigilon has made available to Lilly all toxicology studies, clinical data, process and analytical development information, manufacturing process data, material filings and material correspondence with Regulatory Authorities, and all other material information in its possession or control relating to the Encapsulation Technology or Islet Cells, and, to Sigilon’s Knowledge, all such information is complete and accurate in all material respects.

13.2.13       Confidentiality.  Sigilon has used reasonable commercial efforts to protect the confidentiality of those parts of the Sigilon Know-How that constitute confidential or proprietary information of Sigilon.

13.2.14       Balance Sheet.  Sigilon has less than [***] dollars ($[***]) of total assets as stated on Sigilon’s last regularly prepared balance sheet dated February 28, 2018.

13.2.15       JDRF.  The letter attached hereto as Schedule 13.2.15 correctly identifies the only grant from the Juvenile Diabetes Research Foundation to Boston Children’s Hospital or M.I.T. under which the Know-How developed by Boston Children’s Hospital or M.I.T. with relevance to a Licensed Product and claimed in the Patent Rights owned or controlled by Boston Children’s Hospital or M.I.T. and licensed to Sigilon under the Upstream License Agreement was developed and the patents identified in such letter are the only such Patent Rights.

13.3                        Warranty Disclaimer.  EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY WARRANTY WITH RESPECT TO ANY KNOW-HOW, RIGHTS OR OTHER SUBJECT MATTER OF THIS AGREEMENT AND EACH PARTY HEREBY DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT.

13.4                        No Warranty of Success.  Nothing contained in this Agreement shall be construed as a warranty, either express or implied, on the part of either Party that (a) the Development or Commercialization of any Licensed Product or any Licensed Product will be successful, or (b) any Licensed Product will be commercially exploitable in any respect.

14.                               INDEMNIFICATION; INSURANCE

14.1                        Indemnification of Sigilon by Lilly.  Lilly shall indemnify, defend and hold harmless Sigilon, its Affiliates, their respective employees, directors, agents, officers and consultants, and their respective successors, heirs and assigns (collectively, the “Sigilon Indemnitees”), against all liabilities, damages, losses and expenses (including reasonable attorneys’ fees and expenses of litigation) (collectively, “Losses”) incurred by or imposed upon the Sigilon Indemnitees, or any of them, as a direct result of claims, suits, actions, demands or judgments of Third Parties, including personal injury and Licensed Product liability claims (collectively, “Sigilon Indemnity Claims”), arising out of (a) the conduct by Lilly or any of its Affiliates or Third Parties of Lilly Research Activities, (b) the Development and/or Commercialization of any Licensed Product by Lilly or any of its Affiliates, Sublicensees, Distributors and/or agents in the Territory (in each case of (a) and (b) other than in connection with Sigilon’s activities), (c) any breach of this Agreement (including any representation or warranty hereunder) by Lilly or any Lilly Indemnitee or (d) the gross negligence or willful misconduct of Lilly or any Lilly Indemnitee; provided, that (i) any Lilly Indemnity Claims or Losses for which Sigilon has an obligation to indemnify Lilly Indemnitees pursuant to Section 14.2 shall be excluded and with respect to which claim or Losses each Party shall indemnify the other to the extent of their respective liability for such Losses, and (ii) Lilly’s indemnification obligations shall be limited to the extent that it is increased by Sigilon or any Sigilon Indemnitees negligence.

14.2                        Indemnification of Lilly by Sigilon.  Sigilon shall indemnify, defend and hold harmless Lilly, its Affiliates, their respective employees, directors, agents, officers and consultants, and their respective successors, heirs and assigns (collectively, the “Lilly Indemnitees”), against all Losses incurred by or imposed upon the Lilly Indemnitees, or any of them, as a direct result of claims, suits, actions, demands or judgments of Third Parties, including personal injury and Licensed Product liability claims (collectively, “Lilly Indemnity Claims”) arising out of (a) the conduct by Sigilon or any of its Affiliates or Third Parties of Sigilon Research Activities, (b) the development, manufacture or commercialization of any product under any license granted by Lilly to Sigilon hereunder, (c) any breach of this Agreement (including any representation or warranty hereunder) by Sigilon or any Sigilon Indemnitee or (d) the gross negligence or willful misconduct of Sigilon or any Sigilon Indemnitee; provided, that (i) any Sigilon Indemnity Claim or Losses for which Lilly has an obligation to indemnify any Sigilon Indemnitees pursuant to Section 14.1 shall be excluded and with respect to which claims or Losses each Party shall indemnify the other to the extent of their respective liability for such Losses, and (ii) Sigilon’s indemnification obligations shall be limited to the extent that it is increased by Lilly or any Lilly Indemnitees negligence.

14.3                        Conditions to Indemnification.  A Person seeking recovery under this Article 14 (the “Indemnified Party”) in respect of a Claim shall give prompt notice of such Claim to the Party from whom indemnification is sought (the “Indemnifying Party”); provided, that the Indemnifying Party is not contesting its obligation under this Article 14, shall permit the Indemnifying Party to control any litigation relating to such Claim and the disposition of such Claim; and further provided, that the Indemnifying Party shall (a) act reasonably and in good faith with respect to all matters relating to the settlement or disposition of such Claim as the settlement or disposition relates to such Indemnified Party and (b) not settle or otherwise resolve such claim without the prior written consent of such Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed) unless such settlement fully releases the Indemnified Party without any liability, loss, cost or obligation incurred by the Indemnified Party (in which case prior consent shall not be required).  Each Indemnified Party shall cooperate with the Indemnifying Party in its defense of any such Claim in all reasonable respects and shall have the right to be present in person or through counsel at all legal proceedings with respect to such Claim (with any such counsel being at its own sole cost and expense).  If the Indemnifying Party does not assume and conduct the defense of the Claim as provided above, (i) the Indemnified Party may defend against, consent to the entry of any judgment, or enter into any settlement with respect to such Claim in any manner the Indemnified Party may deem reasonably appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith), and (ii) the Indemnifying Party shall remain responsible to indemnify the Indemnified Party as provided in this Article 14.

14.4                        Limited Liability.  NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY OR ANY OF ITS AFFILIATES FOR ANY SPECIAL, PUNITIVE, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, INCLUDING LOST PROFITS OR LOST REVENUES, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES.  NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 14.4 IS INTENDED TO OR SHALL LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER SECTION 14.1 OR 14.2.

15.                               MISCELLANEOUS

15.1                        Governing Law and Dispute Resolution.

15.1.1              Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York (U.S.A.), without regard to the application of principles of conflicts of law.

15.1.2              Arbitration.  Unless the Parties mutually agree otherwise, and except as provided in Section 15.1.4, any dispute arising out of or related to this Agreement or its breach, termination or validity (but not any dispute which is subject to Section 12.3(g)) which is not resolved by the JRC in accordance with Section 4.1.5 will be finally resolved by binding arbitration administered by the Commercial Rules of Arbitration of the American Arbitration Association (“AAA”) pursuant to its rules in effect at the time such dispute arises, and judgment on the arbitration award may be entered in any court having jurisdiction thereof.  To the extent such rules are inconsistent with this provision, this provision will control.  The following rules will apply to any such arbitration (and without limiting the application of Schedule 12.3 as and to the extent applicable):

(a)                                 any demand for arbitration must be made in writing to the other Party.

(b)                                 The arbitration panel will be composed of three (3) arbitrators, one of whom shall be appointed by each Party.  The Parties shall appoint their respective arbitrators within [***] days after submission for arbitration.  The two (2) arbitrators so appointed shall agree on the appointment of the third arbitrator from the list of arbitrators maintained by the American Arbitration Association. If the Parties’ appointed arbitrators shall fail to agree within [***] days from the date both Parties’ arbitrators have been appointed, on the identity of the third arbitrator, then such arbitrator shall be appointed by the appropriate administrative body of the American Arbitration Association

(c)                                  The seat of the arbitration will be New York, New York.  The arbitrators will apply the substantive law of the State of New York in accordance with Section 15.1.1, without regard to conflicts of laws and except that the interpretation and enforcement of this arbitration provision will be governed by the Federal Arbitration Act, 9 U.S.C. Section 1 et. seq.

(d)                                 Neither Party will have the right independently to seek recourse from a court of law or other authorities in lieu of arbitration, but each Party has the right before or during the arbitration to seek and obtain from the appropriate court provisional remedies to avoid irreparable harm, maintain the status quo or preserve the subject matter of the arbitration.  There shall be a stenographic record of the proceedings.  The decision of the arbitrators will be final and binding upon both Parties absent manifest error.  The arbitrators will render a written opinion setting forth findings of fact and conclusions of law.

(e)                                  The expenses of the arbitration will be borne by the Parties in proportion as to which each Party is defeated in arbitration.  Each Party will bear the expenses of its counsel and other experts.

(f)                                   The arbitration will be conducted in English.

15.1.3              Equitable Relief.  Notwithstanding anything to the contrary, each of the Parties hereby acknowledges that a breach or threatened breach of their respective obligations under this Agreement may cause irreparable harm and that the remedy or remedies at law for any such breach may be inadequate.  Each of the Parties hereby agrees that, in the event of any such breach or threatened breach, in addition to all other available remedies hereunder, the non-breaching Party shall have the right, through the arbitration process described in this Section 15.1.3, to seek equitable relief to enforce the provisions of this Agreement.

15.1.4              No Arbitration of Patent or Antitrust Matters.  Notwithstanding anything to the contrary herein, unless otherwise agreed by the Parties, a dispute between the Parties relating to the validity, infringement or enforceability of any Patents Rights, or with respect to antitrust-related matters, will not be subject to arbitration and will be submitted to a court of competent jurisdiction in the country in which such Patent Right was granted or the antitrust matter arose.  The Parties submit to the jurisdiction of such court and irrevocably waive any assertion that the case should be heard in a different venue or forum.

15.2                        Notices.  All notices and communications shall be in writing and delivered personally or by internationally-recognized overnight express courier providing evidence of delivery or mailed via certified mail, return receipt requested, addressed as follows below, or by email or facsimile confirmed thereafter by any of the foregoing, or to such other address as may be designated from time to time.

If to Lilly:	Eli Lilly and Company
Lilly Corporate Center
Indianapolis, Indiana 46285
Attention: General Patent Counsel
Fax: 317-433-3000

If to Sigilon :	Sigilon Therapeutics, Inc.
100 Binney Street, Suite 600
Cambridge, MA 02142
Attention: [***]
Tel.: [***]
Fax: [***]

With a copy to:	Cooley, LLP
3175 Hanover Street,
Palo Alto, CA 94304
Attention: [***]
Tel.: [***]
Fax: [***]

Except as otherwise expressly provided in this Agreement or mutually agreed by the Parties in writing, any notice, communication or document (excluding payment) required to be given or made shall be deemed given or made and effective upon actual receipt or, if earlier, (a) three (3)

days after deposit with an internationally-recognized overnight express courier with charges prepaid, or (b) five (5) days after mailed by certified, registered or regular mail, postage prepaid, in each case addressed to a Party at its address stated above or to such other address as such Party may designate by written notice given in accordance with this Section 15.2.

15.3                        Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective legal representatives, successors and permitted assigns.

15.4                        Headings.  Section and subsection headings are inserted for convenience of reference only and do not form a part of this Agreement.

15.5                        Counterparts.  This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and both of which, together, shall constitute a single agreement.  Each Party may execute this Agreement by facsimile transmission or in Adobe™ Portable Document Format (“PDF”) sent by electronic mail.  In addition, facsimile or PDF signatures of authorized signatories of any Party will be deemed to be original signatures and will be valid and binding, and delivery of a facsimile or PDF signature by any Party will constitute due execution and delivery of this Agreement.

15.6                        Amendment; Waiver.  This Agreement may be amended, modified, superseded or canceled, and any of the terms of this Agreement may be waived, only by a written instrument executed by each Party or, in the case of waiver, by the Party or Parties waiving compliance.  The delay or failure of either Party at any time or times to require performance or to exercise any right arising out of any provisions shall in no manner affect the rights at a later time to enforce the same.  Any waiver by a party of a particular provision or right shall be in writing, shall be as to a particular matter and, if applicable, for a particular period of time and shall be signed by such party.  No single or partial exercise of any right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.  No waiver by either Party of any condition or of the breach of any term contained in this Agreement, whether by conduct, or otherwise, in any one or more instances, shall be deemed to be, or considered as, a further or continuing waiver of any such condition or of the breach of such term or any other term of this Agreement.  Except as expressly set forth in this Agreement, all rights and remedies available to a party, whether under this Agreement or afforded by Applicable Law or otherwise, will be cumulative and not in the alternative to any other rights or remedies that may be available to such party.

15.7                        Purposes and Scope.  The Parties hereto understand and agree that the relationship between the Parties described in this Agreement is limited to the activities, rights and obligations as set forth in this Agreement.  Nothing in this Agreement shall be construed (a) to create or imply a general partnership between the Parties, (b) to make either Party the agent of the other for any purpose, (c) to alter, amend, supersede or vitiate any other arrangements between the Parties with respect to any subject matter not covered hereunder, (d) to give either Party the right to bind the other, (e) to create any duties or obligations between the Parties except as set forth herein, or (f) to grant any direct or implied licenses or any other rights other than as set forth herein.

15.8                        Assignment and Successors; Change of Control.

15.8.1              Generally.  Neither this Agreement nor any obligation of a Party hereunder may be assigned by either Party without the written consent of the other Party which consent shall not be unreasonably withheld, conditioned or delayed, except that each Party may assign this Agreement and the rights, obligations and interests of such Party (a) in whole or in part, to any of its Affiliates, or (b) in whole, but not in part, in connection with a Change of Control of such Party (whether this Agreement is actually assigned or is assumed by the acquiring party by operation of law (e.g., in the context of a reverse triangular merger)).

15.8.2              No Diminution of Rights.  Subject to the terms and conditions hereof, no right of a Party shall be diminished and no obligation of a Party increased as a result of an assignment by the other Party hereunder, including as a result of a Change of Control of the other Party.  This Agreement is intended for the benefit of the Parties and their respective successors and permitted assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person, other than the Parties and their respective successors and permitted assigns.

15.8.3              Sigilon Change of Control.  In the event of a Change of Control of Sigilon prior to the Research Completion Date, and where the Acquirer is a company which is as of such time commercializing one or more therapeutic products for use in the Field (a “Competing Acquirer”), Sigilon shall provide notice to Lilly of such Change of Control by the Competing Acquirer (“Competing Acquisition”) within [***] Business Days after the date upon which the Change of Control closes or otherwise becomes effective, and the following shall apply:

(a)                                 March In Rights.  Lilly will have the right, upon written notice to Sigilon no later than [***] days from the date that Lilly receives such notice of the closing or effectiveness of such Competing Acquisition, [***].  In addition, Lilly will have the right to terminate or reduce Sigilon’s Manufacturing of the Licensed Product generally or the Encapsulation Material, as the case may be, on written notice to Sigilon, and the terms of Section 7.5 or 7.6 shall apply with respect to the transfer of such Manufacturing to a contract manufacturer mutually agreed upon by the Parties.  Notwithstanding Lilly taking over such activities, it shall remain responsible for all milestones and royalties with respect to Licensed Products as provided for in this Agreement;

(b)                                 Limitation on Information.  Following such Change of Control, Lilly shall have the right to (i) limit the information or reports otherwise required to be provided to Sigilon or the JRC hereunder to only that which is essential to ensure Lilly’s compliance with its obligations hereunder and Lilly shall have the right to refrain from including in such information or reports commercially sensitive information of Lilly (as Lilly may determine in good faith), and (ii) cause Sigilon (or Competing Acquirer) to assign (or otherwise provide the full benefit of) any agreement(s) with any Third Party(ies) related to the research, Development, Manufacture, Commercialization or other exploitation of the Licensed Product in the event Lilly exercises its rights under Section 15.8.3(a).

15.8.4              Acquirer Intellectual Property.  The following intellectual property shall be excluded from the Know-How or Patent Rights of a Party for purposes of this Agreement: the intellectual property of any Third Party successor in interest or assignee or purchaser of either

Party by virtue of any Change of Control transaction after the Effective Date (such Third Party, as applicable, and its affiliates as of the moment before such transaction, an “Acquirer”) owned or controlled by such Acquirer immediately prior to the consummation of such transaction (other than as a result of a license from the acquired Party), provided that such Acquirer intellectual property is (i) owned or controlled by such Acquirer immediately prior to the consummation of such transaction (other than as a result of a license from the acquired Party), and (b) is not used or applied in the activities under this Agreement after such consummation.

15.9                        Force Majeure.  Neither Lilly nor Sigilon shall be liable for failure of or delay in performing obligations set forth in this Agreement, and neither shall be deemed in breach of its obligations, if such failure or delay is due to a Force Majeure.  In the event of such Force Majeure, the Party affected shall use Commercially Reasonable Efforts to cure or overcome the same and resume performance of its obligations hereunder.  Notice of a party’s failure or delay in performance due to force majeure must be given to the other party within [***] days after its occurrence.  All delivery dates under this Agreement that have been affected by force majeure shall be tolled for the duration of such force majeure.  If a force majeure persists for more than [***] days, then the parties will discuss in good faith the modification of the parties’ obligations under this Agreement in order to mitigate the delays caused by such force majeure.

15.10                 Interpretation.  The Parties hereto acknowledge and agree that: (a) each Party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (b) the rules of construction to the effect that any ambiguities are resolved against the drafting Party shall not be employed in the interpretation of this Agreement; and (c) the terms and provisions of this Agreement shall be construed fairly as to each Party and not in a favor of or against either Party, regardless of which Party was generally responsible for the preparation of this Agreement.  In addition, unless a context otherwise requires, wherever used, the singular shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders, the word “or” is used in the inclusive sense (and/or) and the word “including” is used without limitation and means “including without limitation”.  Unless otherwise specified, references in this Agreement to any Article shall include all Sections, subsections and paragraphs in such Article, references to any Section shall include all subsections and paragraphs in such Section, and references in this Agreement to any subsection shall include all paragraphs in such subsection.  The words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision.  The phrase “non-refundable, non-creditable” is not intended to limit either Party’s rights to pursue or obtain damages arising from a breach of this Agreement.  All references to days in this Agreement shall mean calendar days, unless otherwise specified.  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document herein will be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein), (ii) any reference to any Applicable Laws herein will be construed as referring to such Applicable Laws as from time to time enacted, repealed or amended, (iii) any reference herein to any person will be construed to include the person’s successors and permitted assigns, (iv) any reference herein to the words “mutually agree” or “mutual written agreement” will not impose any obligation on either party to agree to any terms relating thereto or to engage in discussions relating to such terms except as such party may determine in such party’s sole discretion, (v) all references herein to Sections or Schedules will be construed to refer to Sections and Schedules to this Agreement, (vi) except as otherwise expressly provided herein all references to “$” or “dollars” refer to the lawful money of the U.S., and (ix) the words “copy” and “copies” and words of similar import when used in this Agreement include, to the extent available, electronic copies, files or databases containing the information, files, items, documents or materials to which such words apply.  This Agreement has been prepared in the English language and the English language shall control its interpretation.  In addition, all notices required or permitted to be given hereunder, and all written, electronic, oral or other communications between the parties regarding this Agreement shall be in the English language.

15.11                 Integration; Severability.  This Agreement and the warrant set forth the entire agreement with respect to the subject matter hereof and thereof and supersede all other agreements and understandings between the Parties with respect to such subject matter.  There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties with respect to the subject matter of this Agreement other than as are set forth in this Agreement and any other documents delivered pursuant hereto or thereto.  If any provision of this Agreement is or becomes invalid or is ruled invalid by any court of competent jurisdiction or is deemed unenforceable, it is the intention of the Parties that the remainder of the Agreement shall not be affected.

15.12                 Further Assurances.  Each of Sigilon and Lilly, upon the request of the other Party, whether before or after the Effective Date and without further consideration, will do, execute, acknowledge, and deliver or cause to be done, executed, acknowledged or delivered all such further acts, deeds, documents, assignments, transfers, conveyances, powers of attorney, instruments and assurances as may be reasonably necessary to effect complete consummation of the transactions contemplated by this Agreement, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.  The Parties agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

15.13                 Expenses.  Each of the Parties will bear its own direct and indirect expenses incurred in connection with the negotiation and preparation of this Agreement and, except as set forth in this Agreement, the performance of the obligations contemplated hereby and thereby.

15.14                 Intellectual Property.  The parties acknowledge and agree that the licenses granted by the Parties and all other rights granted under or pursuant to this Agreement are and shall otherwise be deemed to be, for purposes of Section 365(n) of the Bankruptcy Code (or analogous provisions of the bankruptcy laws of any Governmental Authority), licenses of rights to “intellectual property” as defined under Section 101(35A) of the Bankruptcy Code (or analogous foreign provisions), and that this Agreement is an executory contract governed by Section 365(n) of the Bankruptcy Code (or analogous foreign provisions) in the event that a bankruptcy proceeding is commenced involving either party.  Lilly, as the licensee of such rights under Section 2.1, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code.  The foregoing provisions of this Section 15.14 are without prejudice to any rights the parties may have arising under the Bankruptcy Code or other Applicable Laws.

15.15                 Performance by Affiliates.  Lilly may discharge any obligation and exercise any right hereunder through any of its Affiliates.  Lilly hereby guarantees the performance by its Affiliates of such obligations under this Agreement, and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance.  Any breach by an Affiliate of Lilly of any of Lilly’s obligations under this Agreement shall be deemed a breach by Lilly, and Sigilon may proceed directly against Lilly without any obligation to first proceed against such Affiliate.

15.16                 Other Activities.  The Parties acknowledge that, except as expressly provided in this Agreement, each of them may now or in the future engage in research, manufacturing, development or commercialization activities that utilize technologies similar to or involve products competitive with those contemplated by this Agreement.  The Parties acknowledge that, except as expressly provided in this Agreement, each of them may now or in the future engage in research, manufacturing, development or commercialization activities that utilize technologies similar to or involve products competitive with those contemplated by this Agreement.  Except as may be expressly provided in this Agreement, nothing in this Agreement, including any obligation to promote Licensed Products or any restriction on the use of Confidential Information, shall create any obligation to utilize a separate sales force for Licensed Products from that used for other products.  Subject to the exclusivity provisions of Section 2.4 (as applicable), neither Party shall be prevented from using any publicly available research results or other information (including any publicly available information of the other Party) to the same extent as Third Parties generally are legally permitted to do so.  Each Party agrees that the other Party has limited resources, and as a result it is anticipated that personnel assigned to the activities contemplated by this Agreement may also participate in other activities that may utilize technologies similar to or involve products competitive with those contemplated by this Agreement.  In particular, it is anticipated that personnel in sales, marketing, clinical and regulatory functions, regardless of level, will participate in multiple programs and that management personnel will by nature of their leadership positions participate in multiple programs.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives.

ELI LILLY AND COMPANY

By:	/s/ David A. Ricks
Name:	David A. Ricks
Title:	Chairman, President, and CEO

SIGILON THERAPEUTICS, INC.

By:	/s/ Paul K. Wotton
Name:	Paul K. Wotton, Ph.D.
Title:	President